Filed Pursuant to Rule 424(b)(3)
File Number 333-186552

P R O S P E C T U S

Rock-Tenn Company

Offer to Exchange up to $350,000,000 4.450% Senior Notes due 2019 for a Like Principal Amount of 4.450% Senior Notes due 2019 which have been registered under the Securities Act of 1933 (the “2019 Notes Exchange Offer”);

Offer to Exchange up to $350,000,000 3.500% Senior Notes due 2020 for a Like Principal Amount of 3.500% Senior Notes due 2020 which have been registered under the Securities Act of 1933 (the “2020 Notes Exchange Offer”);

Offer to Exchange up to $400,000,000 4.900% Senior Notes due 2022 for a Like Principal Amount of 4.900% Senior Notes due 2022 which have been registered under the Securities Act of 1933 (the “2022 Notes Exchange Offer”); and

Offer to Exchange up to $350,000,000 4.000% Senior Notes due 2023 for a Like Principal Amount of 4.000% Senior Notes due 2023 which have been registered under the Securities Act of 1933 (the “2023 Notes Exchange Offer” and, together with the 2019 Notes Exchange Offer, the 2020 Notes Exchange Offer and the 2022 Notes Exchange Offer, the “exchange offers” and each an “exchange offer”).

We are offering to exchange $350,000,000 aggregate principal amount of our outstanding, unregistered 4.450% Senior Notes due 2019 (the “Original 2019 Notes”) for an equivalent amount of registered 4.450% Senior Notes due 2019 (the “Exchange 2019 Notes”), $350,000,000 aggregate principal amount of our outstanding, unregistered 3.500% Senior Notes due 2020 (the “Original 2020 Notes”) for an equivalent amount of registered 3.500% Senior Notes due 2020 (the “Exchange 2020 Notes”), $400,000,000 aggregate principal amount of our outstanding, unregistered 4.900% Senior Notes due 2022 (the “Original 2022 Notes”) for an equivalent amount of registered 4.900% Senior Notes due 2022 (the “Exchange 2022 Notes”) and $350,000,000 aggregate principal amount of our outstanding, unregistered 4.000% Senior Notes due 2023 (the “Original 2023 Notes” and, together with the Original 2019 Notes, the Original 2020 Notes and the Original 2022 Notes, the “Original Notes” and each an “Original Note”) for an equivalent amount of registered 4.000% Senior Notes due 2023 (the “Exchange 2023 Notes” and, together with the Exchange 2019 Notes, the Exchange 2020 Notes and the Exchange 2022 Notes, the “Exchange Notes” and each an “Exchange Note”). The Original Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “Notes.” The terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Original Notes do not apply to the Exchange Notes. The Original Notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof. The exchange offers will expire at 5:00 p.m., New York City time, on March 21, 2013, subject to our right to extend the expiration date for any exchange offer. Upon expiration of the exchange offers, all outstanding Original Notes that are validly tendered and not withdrawn will be exchanged for a like principal amount of the applicable series of the Exchange Notes. You may withdraw tendered Original Notes at any time prior to the expiration date.

The Exchange Notes will not be listed on any securities exchange or any automated dealer quotation system and there is currently no market for the Exchange Notes. The Original Notes are, and the Exchange Notes will be, jointly and severally guaranteed on an unsecured unsubordinated basis by certain of our existing and future subsidiaries that have outstanding, or will incur or guarantee, other specified indebtedness. All references to the Notes include references to the related guarantees.

For a more detailed description of the Exchange Notes, see “Description of Notes.”

Each broker-dealer that receives Exchange Notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 8 for a discussion of certain factors you should consider in connection with the exchange offers and an investment in the Exchange Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2013

You should rely only on the information contained in this prospectus and the documents incorporated by reference herein. We have not authorized any person to provide you with any information or represent anything about us or the exchange offers that is not contained in this prospectus or incorporated by reference herein. If given or made, any such other information or representation should not be relied upon as having been authorized by us. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We are not making the exchange offers to, nor will we accept surrenders for exchange from, holders of outstanding Original Notes in any jurisdiction in which the applicable exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction or where it is otherwise unlawful.

This prospectus incorporates business and financial information about us that is not included in or delivered with this prospectus. You may request a copy of any document incorporated by reference in this prospectus at no cost, by calling us at (770) 448-2193 or writing us at the following address:

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Attention: Investor Relations

In order to ensure timely delivery of the requested documents, requests should be made no later than March 14, 2013, which is five business days before the date the exchange offers expire.

See “Where You can Find More Information” and “Incorporation of Certain Information By Reference.”

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange offers. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. You should refer to the registration statement, including the exhibits, for further information about the Exchange Notes being offered hereby. Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website or at its facilities described below.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website (http://www.sec.gov). You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange, or NYSE, the exchange on which our common stock is listed, at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our filings from the NYSE, you should call 212-656-5080.

You also may request a copy of any document incorporated by reference in this prospectus at no cost, by calling us at (770) 448-2193 or writing us at the following address:

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Attention: Investor Relations

Our Internet address is http://www.rocktenn.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus and any information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012;

•	our Current Report on Form 8-K filed on February 8, 2013;

•

those portions of our definitive proxy statement on Schedule 14A filed on December 14, 2012 incorporated by reference into our annual report on Form 10-K for the fiscal year ended September 30, 2012; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between the date of this prospectus and the termination of the exchange offers.

Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is so modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus or the documents incorporated by reference herein that do not relate strictly to historical facts are forward-looking statements. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, or expect, or refer to future time periods, and include statements made in this report regarding, among other things: our estimate for our capital expenditures in fiscal 2013; our estimate that the fair value of our aggregate liability for outstanding indemnities, including those with respect to which there are no limitations, will be immaterial; our estimate of the cost of compliance with the Boiler MACT rules; our belief that the Quebec cap-and-trade program may require capital expenditures to modify our containerboard mill assets in Quebec to meet required GHG emission reduction requirements; the amounts of our anticipated contributions to our qualified defined benefit pension plans in fiscal 2013; our expectation that we will continue to make contributions to our pension plans in the coming years in order to ensure that our funding levels remain adequate in light of projected liabilities and to meet the requirements of the Pension Protection Act of 2006 and other regulations; an annualized dividend rate of $0.90 per share in fiscal 2013 on our common stock; our anticipation that we will be able to fund our capital expenditures, interest payments, stock repurchases, dividends, pension payments, working capital needs, bond repurchases, and repayments of current portion of long-term debt for the foreseeable future from cash generated from operations, borrowings under our Credit Facility (as hereinafter defined) and Receivables Facility (as hereinafter defined), proceeds from the issuance of debt or equity securities or other additional long-term debt financing, including new or amended facilities; our expectation that we will repay our March 2013 Notes (as hereinafter defined) from cash flow from operations or borrowings under our credit facilities; that we expect our cash tax payments to be less than income tax expense in each of fiscal 2013, 2014 and 2015 primarily due to accelerated depreciation deductions due to the American Taxpayer Relief Act of 2012 and the Tax Relief, Unemployment Insurance Reauthorization and Jobs Creation Act of 2010, the utilization of all or a portion of the federal and state net operating loss carryforwards, Cellulosic Biofuel Producer Credit carryforwards and Alternative Minimum Tax Credit carryforwards, and our expectation that we will use these credits over the next three years; our estimates of approximate future reductions of U.S. federal cash taxes; that it is possible that our expected cash tax payments may change due to changes in taxable income, changes in tax laws or tax rates, capital spending or other factors; our expectation that GMI Group goodwill will be amortizable for income tax purposes; and our belief that integration activities related to the Smurfit-Stone Container Corporation acquisition (the “Smurfit-Stone Acquisition”) will continue into fiscal 2013.

With respect to these statements, we have made assumptions regarding, among other things, economic, competitive and market conditions; volumes and price levels of purchases by customers; competitive conditions in our businesses; possible adverse actions of our customers, our competitors and suppliers; labor costs; the amount and timing of capital expenditures, including installation costs, project development and implementation costs, severance and other shutdown costs; restructuring costs; utilization of real property that is subject to the restructurings due to realizable values from the sale of such property; credit availability; volumes and price levels of purchases by customers; raw material and energy costs; and competitive conditions in our businesses.

You should not place undue reliance on any forward-looking statements as such statements involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially, including the following: our ability to achieve benefits from the Smurfit-Stone Acquisition or to integrate Smurfit-Stone and the timing thereof, including synergies, performance improvements and successful implementation of capital projects; the level of demand for our products; our ability to successfully identify and make performance improvements; anticipated returns on our capital investments; investment performance, discount rates and return on pension plan assets; market risk from changes in, including but not limited to, interest rates and commodity prices; possible increases in energy, raw materials, shipping and capital equipment costs; any reduction in the supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; the timing and impact of alternative fuel mixture credits and cellulosic biofuel producer credits, the impact of operational restructuring activities, including the cost and timing of such activities, the size and cost of employment terminations, operational consolidation, capacity utilization, cost reductions and production efficiencies, estimated fair values of assets, and returns from planned asset transactions, and the impact of such factors on earnings; potential liability for outstanding guarantees and indemnities and the potential impact of such liabilities; the impact of economic conditions, including the nature of the current market environment, raw material and energy costs and market trends or factors that affect such trends, such as expected price increases, competitive pricing pressures and cost increases, as well as the impact and continuation of such factors; our results of operations, including operational inefficiencies, costs, sales growth or declines, the timing and impact of customer transitioning, the impact of announced price changes and the impact of the gain and loss of customers; pension plan contributions and expense, funding requirements and earnings; environmental law liability as well as the impact of related compliance efforts, including the cost of required improvements and the availability of certain indemnification claims; capital expenditures; the cost and other effects of complying with governmental laws and regulations and the timing of such costs; the scope, and timing and outcome of any litigation, including the Antitrust Litigation (as defined in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012) or other dispute resolutions and the impact of any such litigation or dispute resolutions on our consolidated financial condition, results of operations or cash flows; income tax rates, future deferred tax expense and future cash tax payments; future debt repayment; our ability to fund capital expenditures, interest payments, stock repurchases, dividends, pension payments, working capital needs, bond repurchases and debt for the foreseeable future from available cash and the proceeds from borrowings and security issuances; our estimates and assumptions regarding our contractual obligations and the impact of our contractual obligations on our liquidity and cash flow; the impact of changes in assumptions and estimates underlying accounting policies; the expected impact of implementing new accounting standards; and the impact of changes in assumptions and estimates on which we based the design of our system of disclosure controls and procedures; adverse changes in general market and industry conditions and other risks, uncertainties and factors discussed in this prospectus under “Risk Factors” in our filings with the SEC, some of which are incorporated by reference herein, including under the captions “Business — Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 (the “2012 10-K”) and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 (the “1Q 10-Q”) and by similar disclosures in any of our subsequent SEC filings. The information contained herein speaks as of the date hereof and we do not have or undertake any obligation to update such information as future events unfold.

PROSPECTUS SUMMARY

This summary does not contain all the information that may be important to you. You should read the following summary together with the more detailed information appearing elsewhere in or incorporated by reference in this prospectus, including the section titled “Risk Factors” and the financial statements and related notes incorporated by reference herein. In this prospectus, references to “RockTenn,” the “Company,” “we,” “us,” and “our” refer to the business of Rock-Tenn Company and its subsidiaries on a consolidated basis.

Overview

We are one of North America’s leading integrated manufacturers of corrugated and consumer packaging. We primarily are a manufacturer of containerboard, recycled paperboard, bleached paperboard, packaging products and merchandising displays. We operate facilities in the United States, Canada, Mexico, Chile, Argentina, Puerto Rico and China and employ approximately 26,000 employees.

On May 27, 2011, we completed the acquisition of Smurfit-Stone Container Corporation (“Smurfit-Stone”) through the merger of Smurfit-Stone into a wholly owned limited liability company subsidiary of RockTenn. We have included in our financial statements the results of Smurfit-Stone’s containerboard mill and corrugated converting operations in our Corrugated Packaging segment, Smurfit-Stone’s recycling operations in our Recycling segment and Smurfit-Stone’s display operations in our Consumer Packaging segment. We made the Smurfit-Stone Acquisition to expand our corrugated packaging business as we believe the containerboard and corrugated packaging industry is a very attractive business and U.S. virgin containerboard is a strategic global asset. The purchase price for the Smurfit-Stone Acquisition was $4,919.1 million, net of cash received of $473.5 million. We discuss this acquisition in more detail in “Note 6. Acquisitions” of the Notes to Consolidated Financial Statements included in our 2012 10-K incorporated by reference herein.

We report our results of operations in three operating segments: Corrugated Packaging, consisting of our containerboard mills and our corrugated converting operations; Consumer Packaging, consisting of our coated and uncoated paperboard mills, consumer packaging converting operations and merchandising display facilities; and Recycling, which consists of our recycled fiber brokerage and collection operations. For segment financial information, including non-U.S. operations financial information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Note 18. Segment Information” of the Notes to Consolidated Financial Statements included in our 2012 10-K and Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Note 14. Segment Information” of the Notes to Condensed Consolidated Statements (Unaudited) in our 1Q 10-Q, incorporated by reference in this prospectus.

Corporate Information

We are a publicly traded Georgia corporation. Our common stock is listed on the NYSE under the symbol “RKT.” Our headquarters and principal executive offices are located at 504 Thrasher Street, Norcross, Georgia 30071. Our telephone number is (770) 448-2193, and our website address is www.rocktenn.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

Summary of the Terms of the Exchange Offers

Background	On February 22, 2012, we completed a private placement of the Original 2019 Notes and the Original 2022 Notes. On September 11, 2012, we completed a private placement of the Original 2020 Notes and the Original 2023 Notes. In connection with each of the private placements, we entered into a registration rights agreement in which we agreed, among other things, to complete the exchange offers. See “The Exchange Offers — Purpose of the Exchange Offers; Registration Rights.”

The Exchange Offers	We are offering to exchange:

•	the unregistered Original 2019 Notes for an equivalent amount of the Exchange 2019 Notes, which have been registered under the Securities Act;

•	the unregistered Original 2020 Notes for an equivalent amount of the Exchange 2020 Notes, which have been registered under the Securities Act;

•	the unregistered Original 2022 Notes for an equivalent amount of the Exchange 2022 Notes, which have been registered under the Securities Act; and

•

the unregistered Original 2023 Notes for an equivalent amount of the Exchange 2023 Notes, which have been registered under the Securities Act. The Original Notes may only be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess thereof. See “The Exchange Offers — Terms of the Exchange Offers.”

In order to exchange an Original Note, you must follow the required procedures, and we must accept the Original Note for exchange. We will exchange all Original Notes validly tendered and not validly withdrawn prior to the expiration date. See “The Exchange Offers.”

Resale of Exchange Notes	Based on interpretations of the SEC staff, as described in previous no-action letters issued to third parties, we believe that the Exchange Notes you receive pursuant to the exchange offers in exchange for the Original Notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the Exchange Notes issued in the exchange offers in the ordinary course of your business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes you will receive in the exchange offers; and

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act.

By tendering your Original Notes as described in “The Exchange Offers — Procedures for Tendering,” you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Consequences if You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the exchange offers or are not accepted for exchange will continue to be subject to transfer restrictions. You will not be able to offer or sell such Original Notes unless you are able to rely on an exemption from the requirements of the Securities Act or the Original Notes are registered under the Securities Act.

After the exchange offers are completed, we will no longer have an obligation to register the Original Notes, except under limited circumstances. To the extent that Original Notes are tendered and accepted in the exchange offers, the market for any remaining Original Notes will be adversely affected. See “Risk Factors — Risks Relating to the Exchange Offers — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

Expiration Date	Each exchange offer expires at 5:00 p.m., New York City time, on March 21, 2013, subject to our right to extend the expiration date for any exchange offer. See “The Exchange Offers — Expiration Date; Extensions; Amendments.”

Issuance of Exchange Notes	We will issue Exchange Notes in exchange for Original Notes tendered and accepted in the exchange offers promptly following the expiration date (unless amended as described in this prospectus). See “The Exchange Offers — Terms of the Exchange Offers.”

Conditions to the Exchange Offers	The exchange offers are subject to certain customary conditions, which we may amend or waive. The exchange offers are not conditioned upon any minimum principal amount of outstanding Original Notes being tendered. See “The Exchange Offers — Conditions to the Exchange Offers.”

Special Procedures for Beneficial Holders	If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offers, you should contact the registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offers on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either arrange to have the Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time. See “The Exchange Offers — Procedures for Tendering.”

Withdrawal Rights	You may withdraw your tender of Original Notes at any time before the expiration date for the applicable exchange offer. See “The Exchange Offers — Withdrawal of Tenders.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offers. The expenses of the exchange offers that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles (“GAAP”). See “The Exchange Offers — Accounting Treatment.”

Federal Income Tax Consequences	The exchange of Original Notes for Exchange Notes pursuant to the exchange offers generally will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of Exchange Notes in connection with the exchange offers.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the exchange offers. The address and telephone number of the exchange agent are set forth under “The Exchange Offers — Exchange Agent.” The Bank of New York Mellon Trust Company, N.A., is also the trustee under the indenture governing the Original 2020 Notes, the Original 2023 Notes, the Exchange 2020 Notes and the Exchange 2023 Notes.

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the Notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms of the Notes. Other than the restrictions on transfer, registration rights and special interest provisions, the Exchange Notes will have the same financial terms and covenants as the Original Notes.

Issuer	Rock-Tenn Company

Notes Offered	$350.0 million aggregate principal amount of 4.450% Senior Notes due 2019

$350.0 million aggregate principal amount of 3.500% Senior Notes due 2020

$400.0 million aggregate principal amount of 4.900% Senior Notes due 2022

$350.0 million aggregate principal amount of 4.000% Senior Notes due 2023

Maturity Dates	Exchange 2019 Notes: March 1, 2019

Exchange 2020 Notes: March 1, 2020

Exchange 2022 Notes: March 1, 2022

Exchange 2023 Notes: March 1, 2023

Interest	Interest on the Exchange Notes will accrue at a rate of 4.450% per year in the case of the Exchange 2019 Notes, 3.500% per year in the case of the Exchange 2020 Notes, 4.900% per year in the case of the Exchange 2022 Notes and 4.000% per year in the case of the Exchange 2023 Notes, in each case from the most recent date to which interest on the respective Original Notes has been paid or, if no interest has been paid, from February 22, 2012 for the Exchange 2019 Notes and the Exchange 2022 Notes and from September 11, 2012 for the Exchange 2020 Notes and the Exchange 2023 Notes. Interest is payable semi-annually in cash in arrears on March 1 and September 1.

Guarantees	As of the issue date of the Exchange Notes, the Exchange Notes will be guaranteed, on a full, joint and several basis, by each of our domestic subsidiaries that currently guarantee the Original Notes, which are each of the domestic subsidiaries that guarantees our obligations under specified indebtedness, including the Credit Facility (as defined under “Description of Other Indebtedness”). The guarantee of any subsidiary may be released in certain circumstances. See “Description of Notes — 2019 Notes and 2022 Notes — The Guarantees” and “Description of Notes — 2020 Notes and 2023 Notes — The Guarantees.”

The non-guarantor subsidiaries represented approximately 17.8% of our net sales for the three months ended December 31, 2012. In addition, these non-guarantor subsidiaries represented approximately 8.9 % of our net property, plant and equipment as of December 31, 2012. Additional information about guarantor and non-guarantor subsidiaries can be found in our Current Report on Form 8-K filed on February 8, 2013 and in our 1Q 10-Q, incorporated by reference in this prospectus.

Ranking	The Notes and guarantees will constitute our unsecured unsubordinated debt. They will:

•	rank equally in right of payment with all of our and our guarantors’ existing and future unsubordinated debt, including obligations under the Credit Facility and the March 2013 Notes;

•	rank senior in right of payment to all of our and our guarantors’ existing and future subordinated debt;

•	be effectively junior to our and our guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities of each of our subsidiaries that do not guarantee the Notes.

As of December 31, 2012, the total outstanding debt of the Company was $3,251.2 million, of which amount $516.1 million was secured. As of that date, none of the Company’s debt would have been subordinated to the Notes.

Optional Redemption	At any time prior to their maturity, we may redeem some or all of the Original 2019 Notes and the Exchange 2019 Notes, the Original 2020 Notes and the Exchange 2020 Notes and the Original 2022 Notes and the Exchange 2022 Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to the redemption date, plus an applicable “make-whole” premium.

At any time before December 1, 2022, we may redeem some or all of the Original 2023 Notes or the Exchange 2023 Notes at a redemption price equal to 100% of the principal amount of the Original 2023 Notes or the Exchange 2023 Notes redeemed plus accrued and unpaid interest, if any, to the redemption date, plus an applicable “make-whole” premium.

At any time on or after December 1, 2022, we may redeem some or all of the Original 2023 Notes or the Exchange 2023 Notes at a redemption price equal to 100% of the principal amount of the Original 2023 Notes or the Exchange 2023 Notes redeemed plus accrued and unpaid interest, if any, to the redemption date.

See “Description of Notes — 2019 Notes and 2022 Notes — Optional Redemption” and “Description of Notes — 2020 Notes and 2023 Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus) with respect to a series of Notes, each holder of such series of Notes will have the right to require us to repurchase such holder’s Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of repurchase. See Description of Notes — 2019 Notes and 2022 Notes — Change of Control Offer” and “Description of Notes — 2020 Notes and 2023 Notes — Change of Control Offer.”

Certain Covenants	The indentures governing the Notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	grant liens on our assets;

•	enter into sale and leaseback transactions; and

•	merge, consolidate or transfer or dispose of substantially all of our assets.

No Public Trading Market	The Exchange Notes will not be listed on any securities exchange or any automated dealer quotation system and there is currently no market for the Exchange Notes. Accordingly, there can be no assurance that a market for the Exchange Notes will develop upon the completion of the exchange offers or, if developed, that such market will be sustained or as to the liquidity of any market.

Trustee, registrar and transfer agent	Exchange 2019 Notes and Exchange 2022 Notes: HSBC Bank USA, National Association

Exchange 2020 Notes and Exchange 2023 Notes: The Bank of New York Mellon Trust Company, N.A.

Governing Law	State of New York.

Risk Factors	You should carefully consider the information in the section entitled “Risk Factors” and under the heading “Risk Factors” in our 2012 10-K, and all other information included or incorporated by reference in this prospectus for an explanation of certain risks associated with the exchange offers.

RISK FACTORS

An investment in the Notes is subject to risks and uncertainties. You should carefully consider the risks described below in addition to the other information contained or incorporated by reference in this prospectus, including under the heading “Risk Factors” in our 2012 10-K, before deciding whether to participate in the exchange offers. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. Realization of any of these risks could have a material adverse effect on our business, financial condition, cash flows and results of operations or could materially affect the value or liquidity of the Notes and result in the loss of all or part of your investment in the Notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition, cash flows and results of operations.

Risks Relating to the Exchange Offers

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender or we do not accept will, following the exchange offers, continue to be restricted securities, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We will issue Exchange Notes in exchange for the Original Notes pursuant to the exchange offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers — Procedures for Tendering.” These procedures and conditions include timely receipt by the exchange agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from The Depository Trust Company (“DTC”)).

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the exchange offers will be substantially limited. Any Original Notes tendered and exchanged in the exchange offers will reduce the aggregate principal amount of the Original Notes outstanding. Following the exchange offers, if you do not tender your Original Notes you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

A broker-dealer that acquired the Original Notes for its own account as a result of market-making activities or other trading activities, must comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

Each series of Exchange Notes is a new issue of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any securities exchange or automated dealer quotation system. Accordingly, we cannot assure you that an active trading market will develop for the Exchange Notes upon completion of the exchange offers or, if such a market does develop, that such market will be maintained or as to the liquidity of any market. If an active market does not develop or is not maintained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in prevailing interest rates and market conditions generally, as well as changes in our performance and negative changes in the ratings assigned to us or our debt securities.

Risks Relating to the Notes

Our indebtedness may impair our financial condition and prevent us from fulfilling our obligations under the Notes and our other debt instruments.

As of December 31, 2012, our total debt was $3,251.2 million, of which amount $516.1 million was secured, and we had $1,178.4 million of availability (after giving effect to $64.1 million of outstanding letters of credit issued under the Revolving Credit Facility (as defined under “Description of Other Indebtedness”) and not drawn upon, which reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis, and including the application of our maximum leverage ratio) under the Revolving Credit Facility. The amount of our total debt as of December 31, 2012 includes $509.0 million under our receivables-backed financing facility (the “Receivables Facility”). After giving effect to an increase in our borrowing capacity under the Receivables Facility on December 21, 2012, total borrowing capacity under the Receivables Facility is $700.0 million. Our indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes;

•	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

•

requiring us to dedicate a substantial portion of our cash flow from operations to pay interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our strategy and other general corporate purposes;

•

making us more vulnerable to adverse changes in general economic, industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with those of our competitors that have less debt; and

•

exposing us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

Despite current indebtedness levels, we may still incur more debt. The incurrence of additional debt could further exacerbate the risks associated with our indebtedness.

Subject to certain limitations, our indentures and the Credit Facility permit us and our subsidiaries to incur additional debt. If new debt is added to our or any such subsidiary’s current debt levels, the risks described above in the previous risk factor could intensify.

The restrictive covenants in the Credit Facility and the indentures governing our notes may affect our ability to operate our business successfully.

The indenture governing the March 2013 Notes and the Credit Facility contain, and our future debt instruments may contain, various provisions that limit our ability to, among other things:

•	incur liens;

•	incur additional indebtedness, guarantees or other contingent obligations;

•	engage in mergers and consolidations;

•	make sales, transfers and other dispositions of property and assets;

•	make loans, acquisitions, joint ventures and other investments;

•	enter into sale and leaseback transactions;

•	declare dividends, make distributions or redeem or repurchase capital stock;

•	change the nature of our business; and

•	enter into transactions with our affiliates.

These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities. The indentures governing the Notes, also contain certain of these limitations.

In addition, the Credit Facility requires us to maintain specified financial ratios and satisfy certain financial condition tests. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants or any other restrictive covenants contained in the Credit Facility or the indentures governing our notes would result in an event of default. If an event of default under the Credit Facility or the indentures governing our notes occurs, the holders of the affected indebtedness could declare all amounts outstanding, together with accrued interest, to be immediately due and payable, which, in turn, could cause the default and acceleration of the maturity of our other indebtedness. We are permitted to incur additional secured debt under our existing debt instruments and the Credit Facility. If, upon an acceleration, we were unable to pay amounts owed in respect of any such indebtedness secured by liens on our assets, then the lenders of such indebtedness could proceed against the collateral pledged to them. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the Notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our 2012 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our 1Q 10-Q, incorporated by reference in this prospectus, for additional information.

Our credit ratings may not reflect the risks of investing in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market price of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Repayment of our debt, including the Notes, is dependent on cash flow generated by our subsidiaries.

Repayment of our indebtedness, including the Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

The Notes and the guarantees are unsecured and effectively subordinated to our and our guarantors’ existing and future secured debt.

The Notes and the guarantees will not be secured by any of our assets. If we become insolvent or are liquidated, or if payment under any instrument governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. Accordingly, the lenders under our secured indebtedness will have a priority claim on our assets securing the debt owed to them. In that event, because the Notes and the guarantees will not be secured by any of our assets or the assets of our subsidiaries, it is possible that our remaining assets might be insufficient to satisfy your claims in full. We will be permitted to borrow substantial additional secured indebtedness in the future without securing the Notes under the terms of the indentures. See “Description of Notes — 2019 Notes and 2022 Notes — Certain Covenants — Restrictions on Liens” and “Description of Notes — 2020 Notes and 2023 Notes — Certain Covenants — Restrictions on Liens.”

The Notes will be effectively subordinated to all indebtedness of our subsidiaries that are not guarantors of the Notes.

Only certain of our subsidiaries are required to guarantee the Notes and the guarantees can be released without the consent of the holders of the Notes in the circumstances described under “Description of Notes — 2019 Notes and 2022 Notes — The Guarantees” and “Description of Notes — 2020 Notes and 2023 Notes — The Guarantees.” You will not have any claim as a creditor against the subsidiaries that are not guarantors of the Notes, and the existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of non-guarantor subsidiaries will be effectively senior to any claim you may have against these non-guarantor subsidiaries relating to the Notes. For the three months ended December 31, 2012, our non-guarantor subsidiaries represented approximately 17.8% of our net sales. In addition, as of December 31, 2012, our non-guarantor subsidiaries held approximately 8.9 % of our net property, plant and equipment. In the event of a bankruptcy, liquidation, reorganization or other winding up of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

We will require a significant amount of cash to service all our indebtedness, including the Notes, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our debt, obtain additional financing or reduce expenditures or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that any additional financing could be obtained, either on favorable terms or at all. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the agreements governing our indebtedness, we could be in default under the terms of the agreements governing that indebtedness. In the event of default, the holders of that indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Credit Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against any of our assets securing the Credit Facility, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under the Credit Facility to avoid being in default. If we breach our covenants under our Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurred, we would be in default under the Credit Facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

We may not have the funds to purchase the Notes tendered in connection with a change of control offer as required by the indentures governing the Notes.

On a Change of Control Triggering Event, as defined in the indentures, with respect to a series of Notes, subject to certain conditions, we are required to offer to repurchase all outstanding Notes of such series at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of Notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from those sources will be available at the time of any Change of Control Triggering Event to make required repurchases of Notes tendered. Certain of our other debt instruments contain similar repurchase provisions. In addition, the terms of the Credit Facility limit our ability to repurchase Notes and provide that certain change of control events constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders with respect to a series of Notes exercise their right to require us to repurchase Notes of such series on a Change of Control Triggering Event, the financial effect of this repurchase could cause a default under our other debt, even if the Change of Control Triggering Event itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the Change of Control Triggering Event to make the required repurchase of our other debt and the Notes or that restrictions in the Credit Facility or other indebtedness will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indentures. See Description of Notes — 2019 Notes and 2022 Notes — Change of Control Offer” and “Description of Notes — 2020 Notes and 2023 Notes — Change of Control Offer.”

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the Notes and require Note holders to return payments received from subsidiary guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to the Notes or subordinate a subsidiary guarantee to all of our other debts or to all other debts of a subsidiary guarantor if, among other things, we or a subsidiary guarantor, at the time we or such subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

•	the subsidiary guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	the subsidiary guarantor was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	the subsidiary guarantor intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

In addition, a court could void any payment by a subsidiary guarantor pursuant to the Notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we are not and, after giving effect to the exchange offers, will not be, insolvent, will not have insufficient capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantors’ conclusions in this regard.

Borrowings under the Credit Facility are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

The terms of the Credit Facility allow us to elect to accrue interest according to the alternate base rate or the London Interbank Offered Rate, which we refer to as LIBOR, in each case plus the applicable percentage (each as defined by the Credit Facility). As a result, as of December 31, 2012, all of our indebtedness under the Credit Facility had an interest rate that varies depending on either the base rate or LIBOR. An increase in the base rate or LIBOR would increase our interest payment obligations under the Credit Facility and could have a negative effect on our cash flow and financial condition.

USE OF PROCEEDS

The exchange offers are intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. We will not receive any proceeds from the issuance of Exchange Notes in connection with the exchange offers. In consideration for issuing the Exchange Notes, we will receive the Original Notes from you in like principal amount. The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our indebtedness other than to the extent that we incur any indebtedness in connection with the payment of expenses to be incurred in connection with the exchange offers, including the fees and expenses of the exchange agent and accounting and legal fees.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings are comprised of pretax income from continuing operations attributable to Rock-Tenn Company shareholders, less the share of distributed income of unconsolidated entities net of equity pick-up, fixed charges, less capitalized interest, and amortization of capitalized interest and (ii) fixed charges consist of interest expense, amortization of debt issuance costs, capitalized interest and the portion of rent expense representative of interest.

	Fiscal Year Ended September 30,					Three Months Ended December 31,
	2008	2009	2010	2011	2012	2011	2012
Ratio of Earnings to Fixed Charges	2.32	3.99	4.47	2.92	3.45	3.94	4.81

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data. We derived the selected consolidated financial data for the fiscal year ended September 30, 2010 and as of and for the fiscal years ended September 30, 2011 and 2012 from the audited consolidated financial statements of RockTenn incorporated by reference in this prospectus. We derived the selected consolidated financial data for the fiscal years ended September 30, 2008 and 2009 and as of the fiscal years ended September 30, 2008, 2009 and 2010 from audited consolidated financial statements of RockTenn not included in this prospectus. We derived the unaudited selected consolidated financial data for the three months ended December 31, 2011 and 2012 and as of December 31, 2012 from the unaudited consolidated financial statements of RockTenn incorporated by reference in this prospectus. We derived the summary unaudited consolidated financial data as of December 31, 2011 from the unaudited consolidated financial statements of RockTenn not incorporated by reference in this prospectus. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments), which we consider necessary for a fair presentation of the financial position and the results of operations for these interim periods. The results of operations for the three months ended December 31, 2012 may not be indicative of the results that may be expected for the entire year ending September 30, 2013. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto in our 2012 10-K, incorporated by reference in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the notes thereto in our 1Q 10-Q, incorporated by reference in this prospectus, and other financial information included and incorporated by reference in this prospectus.

	Year Ended September 30,					Three Months Ended December 31,
	2008	2009	2010	2011	2012	2011	2012
	(In millions, except per share amounts)
Net sales	$2,838.9	$2,812.3	$3,001.4	$5,399.6	$9,207.6	$2,267.7	$2,287.1
Alternative fuel mixture credit, net of expenses(a)	—	54.1	28.8	—	$—	$—	$—
Restructuring and other costs, net	$15.6	$13.4	$7.4	$93.3	$75.2	$10.3	$16.1
Cellulosic biofuel producer credit, net(b)	—	—	27.6	—	$—	$—	$—
Net income attributable to Rock-Tenn Company shareholders(c)	$81.8	$222.3	$225.6	$141.1	$249.1	$76.7	$86.0
Diluted earnings per share attributable to Rock-Tenn Company shareholders	$2.12	$5.71	$5.70	$2.77	$3.45	$1.06	$1.18
Diluted weighted average shares outstanding	37.9	38.5	39.1	50.5	72.1	71.7	72.7
Dividends paid per common share	$0.40	$0.40	$0.60	$0.80	$0.80	$0.20	$0.45
Book value per common share	$16.75	$20.07	$25.99	$47.85	$48.05	$48.94	$48.31
Total assets	$3,013.1	$2,884.4	$2,914.9	$10,566.0	$10,687.1	$10,575.3	$10,542.1
Current portion of debt	$245.1	$56.3	$231.6	$143.3	$261.3	$161.0	$87.4
Total long-term debt	$1,453.8	$1,293.1	$897.3	$3,302.5	$3,151.2	$3,315.2	$3,163.8
Total debt	$1,698.9	$1,349.4	$1,128.9	$3,445.8	$3,412.5	$3,476.2	$3,251.2
Total Rock-Tenn Company shareholders’ equity	$640.5	$776.8	$1,011.3	$3,371.6	$3,405.7	$3,452.2	$3,468.7
Net cash provided by operating activities	$240.9	$389.7	$377.3	$461.7	$656.7	$145.1	$277.5
Capital expenditures	$84.2	$75.9	$106.2	$199.4	$452.4	$81.6	$92.0
Cash paid for purchase of businesses, net of cash acquired(d)	$817.9	$(4.0)	$23.9	$1,300.1	$125.6	$87.5	$—

(a)	The alternative fuel mixture credit, net of expenses represents a reduction of cost of goods sold in our Consumer Packaging segment. This credit, which is not taxable for federal or state income tax purposes because we claimed the credit on our fiscal 2009 federal income tax return rather than as an excise tax refund, is discussed in “Note 5. Alternative Fuel Mixture Credit and Cellulosic Biofuel Producer Credit” of the Notes to Consolidated Financial Statements in our 2012 10-K.
(b)	The cellulosic biofuel producer credit, net represents a reduction of income tax expense. This credit is discussed in “Note 5. Alternative Fuel Mixture Credit and Cellulosic Biofuel Producer Credit” of the Notes to Consolidated Financial Statements in our 2012 10-K.
(c)	Net income attributable to Rock-Tenn Company shareholders in fiscal 2012 was reduced by $25.9 million pre-tax for a loss on extinguishment of debt and fiscal 2011 was reduced by $59.4 million pre-tax for acquisition inventory step-up expense and $39.5 million pre-tax for a loss on extinguishment of debt. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations (Consolidated) — Loss on Extinguishment of Debt.” in our 2012 10-K.
(d)	Cash paid for the purchase of businesses includes amounts (received from) and paid into escrow, net of cash acquired.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers; Registration Rights

In connection with the sale of the Original 2019 Notes and Original 2022 Notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to use our commercially reasonable efforts to cause to be filed and have declared effective an exchange offer registration statement under the Securities Act and to consummate the exchange offers for such Notes. Additionally, in connection with the sale of the Original 2020 Notes and Original 2023 Notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to use our commercially reasonable efforts to cause to be filed and have declared effective an exchange offer registration statement under the Securities Act and to consummate the exchange offers for such Notes. The exchange offers are being made pursuant to the registration rights agreements to satisfy our obligations under those agreements.

We are making the exchange offers in reliance on the position of the SEC as described in previous no-action letters issued to third parties. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who exchanges Original Notes for Exchange Notes in the exchange offers generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. The preceding sentence does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The exchange offers are not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offers or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

In the event that (1) any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offers, (2) for any other reason the exchange offers are not consummated by May 17, 2013, (3) under certain circumstances, the initial purchasers shall so request or (4) any holder of Original Notes of an applicable series (other than the initial purchasers) is not eligible to participate in the exchange offers, we will, at our expense, (a) as promptly as practicable, file with the SEC a shelf registration statement covering resales of the Original Notes of the applicable series and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective within 30 days of the date the obligation to file a shelf registration statement arose and (b) use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of the first anniversary of the effective date of the shelf registration statement and the date all Original Notes covered by the shelf registration statement have been sold as contemplated in the shelf registration statement. We will, in the event of the filing of the shelf registration statement, provide to each holder of the Original Notes of the applicable series copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes of such series. A holder of Original Notes that sells its Original Notes pursuant to the shelf registration statement generally (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the applicable registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Original Notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the applicable registration rights agreement to have their Original Notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.

In the event that we do not consummate the exchange offers with respect to any series of the Original Notes as of May 17, 2013, or that we fail to comply with our obligation to file a shelf registration statement, if required by the applicable registration rights agreement, the interest rate borne by the applicable series of Original Notes will be increased by one quarter of one percent per annum for the first 90 day period and thereafter it will be increased by an additional one quarter of one percent per annum for each 90 day period that elapses, provided that the aggregate increase in such annual interest rate may in no event exceed one half of one percent, until (a) the exchange offer registration statement has been declared effective and consummated and (b) the shelf registration statement (if required) is declared effective. Upon the cure of all of the registration defaults set forth above, the interest rate borne by the Notes of such series will be reduced to the original interest rate if we are otherwise in compliance with this paragraph; provided, however, that if, after any such reduction in interest rate, certain events occur with respect to a different registration default, the interest rate on the applicable series of Notes may again be increased pursuant to the foregoing provisions.

This summary of certain provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreements, each of which is incorporated by reference in this prospectus.

Terms of the Exchange Offers

We are offering to exchange the unregistered Original 2019 Notes for an equivalent amount of the Exchange 2019 Notes, which have been registered under the Securities Act, the unregistered Original 2020 Notes for an equivalent amount of the Exchange 2020 Notes, which have been registered under the Securities Act, the unregistered Original 2022 Notes for an equivalent amount of the Exchange 2022 Notes, which have been registered under the Securities Act and the unregistered Original 2023 Notes for an equivalent amount of the Exchange 2023 Notes, which have been registered under the Securities Act. As of the date of this prospectus $350,000,000 aggregate principal amount of Original 2019 Notes, $350,000,000 aggregate principal amount of Original 2020 Notes, $400,000,000 aggregate principal amount of Original 2022 Notes and $350,000,000 aggregate principal amount of Original 2023 Notes are outstanding.

Upon the terms and subject to the conditions of the exchange offers set forth in this prospectus and the accompanying letter of transmittal, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York time, on the expiration date. Promptly after the expiration date (unless extended as described in this prospectus), we will issue Exchange Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the exchange offers. The Exchange Notes issued in connection with the exchange offers will be delivered promptly after the expiration date. Holders may tender some or all of their Original Notes in connection with the exchange offers, but only in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof.

The terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Original Notes, except that the Exchange Notes are registered under the Securities Act, and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Original Notes do not apply to the Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same respective indentures and be entitled to the same benefits under the respective indentures as the Original Notes being exchanged.

Except as described under “Book-Entry, Delivery and Form,” Exchange Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Book-Entry, Delivery and Form.”

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of Regulation 14E under the Exchange Act. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offers will remain outstanding and be entitled to the benefits of the applicable indenture under which they were issued, but certain registration and other rights under the applicable registration rights agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the applicable registration rights agreement. See “— Consequences of Failure to Properly Tender Original Notes in the Exchange Offers.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the expiration date for the exchange offers.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offers. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offers. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date for the exchange offers is 5:00 p.m., New York City time, on March 21, 2013, unless we extend the expiration date for any exchange offer. We may extend this expiration date for any exchange offer in our sole discretion. If we so extend the expiration date for any exchange offer, the term “expiration date” for such exchange offer shall mean the latest date and time to which we extend such exchange offer.

We reserve the right in our sole discretion:

•	to, prior to the expiration date, delay accepting any Original Notes;

•	to extend any exchange offer;

•	to terminate any exchange offer if, in our reasonable judgment, any of the conditions described below under “— Conditions to the Exchange Offers” shall not have been satisfied or waived; or

•	to amend the terms of the exchange offers in any way we determine.

We will give written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable,written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Original Notes. If we amend any exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of Original Notes of the applicable series of the amendment or waiver, and extend the offer if required by law.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offers by making a timely release through an appropriate news agency.

If we delay accepting any Original Notes or terminate any exchange offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to such exchange offer as required by Rule 14e-1(c).

Interest on the Exchange Notes

Interest on the Exchange Notes will accrue at a rate of 4.450% per year in the case of the Exchange 2019 Notes, 3.500% per year in the case of the Exchange 2020 Notes, 4.900% per year in the case of the Exchange 2022 Notes and 4.000% per year in the case of the Exchange 2023 Notes, in each case from the most recent date to which interest on the respective Original Notes has been paid or, if no interest has been paid, from February 22, 2012 for the Exchange 2019 Notes and the Exchange 2022 Notes and from September 11, 2012 for the Exchange 2020 Notes and the Exchange 2023 Notes. Interest on each series of Notes is payable semi-annually in cash in arrears on March 1 and September 1.

Conditions to the Exchange Offers

Notwithstanding any other term of the exchange offers, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and may terminate any or all of the exchange offers as provided in this prospectus before the acceptance of the Original Notes, if prior to the expiration date:

•

any law, statute, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offers;

•

any action or proceeding is instituted or threatened in any court or by or before the SEC or any other governmental agency with respect to the exchange offers which, in our reasonable judgment, would impair our ability to proceed with the exchange offers;

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offers as contemplated by this prospectus;

•

any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offers;

•

any other change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the Exchange Notes or the Original Notes or the value of the exchange offers to us; or

•

there shall have occurred (i) any suspension or limitation of trading in securities generally on the any national securities exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not constitute a waiver of such right, and such right shall be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any Original Notes and promptly return all tendered Original Notes to the tendering holders and terminate any or all of the exchange offers;

•

extend any or all of the exchange offers and retain all Original Notes tendered before the expiration of the exchange offers, subject, however, to the rights of holders to withdraw those Original Notes (see “— Withdrawal of Tenders”); or

•

waive unsatisfied conditions relating to any or all of the exchange offers and accept all properly tendered Original Notes which have not been withdrawn. If this waiver constitutes a material change to any or all of the exchange offers, we will promptly disclose the waiver in a manner reasonably calculated to inform the holders of Original Notes of the waiver, and extend the offer if required by law.

Any determination by us concerning the above events will be final and binding.

Procedures for Tendering

The tender by a holder of Original Notes, as set forth below, and our acceptance of the Original Notes will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

Unless the tender is being made in book-entry form, to tender in the exchange offers, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the signed letter of transmittal or the signed facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The confirmation of such book-entry transfer will include an agent’s message stating that DTC has received an express acknowledgment from the participant in DTC tendering the Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the terms of the letter of transmittal against such participant. A tender of Original Notes through a book-entry transfer into the exchange agent’s account will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received or confirmed by the exchange agent at the address set forth below under the caption “— Exchange Agent,’’ prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner’s Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signature on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each such entity an “eligible institution”).

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion and our determination shall be final and binding on all parties. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offers,” to terminate any or all of the exchange offers. By tendering, each holder represents and acknowledges to us, among other things, that:

•

it has full power and authority to tender, exchange, sell, assign and transfer the Original Notes it is tendering and that we will acquire good, marketable and unencumbered title to the Original Notes, free and clear of all security interests, liens, restrictions, charges and encumbrances or other obligations relating to their sale or transfer and not subject to any adverse claim when the Original Notes are accepted by us;

•	the Exchange Notes acquired in connection with the exchange offers are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

•

it has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes it will receive in the exchange offers;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours; and

•

if the holder is a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in connection with the exchange offers, a written notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the certificate number(s), if any, and principal amount of such Original Notes);

•

be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Original Notes are to be registered, if different from that of the depositor.

If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC’s procedures.

We will determine in our sole discretion all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices and our determination shall be final and binding on all parties. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offers, and no Exchange Notes will be issued unless the Original Notes withdrawn are validly re-tendered. Any

Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering’’ at any time prior to the expiration date.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent in connection with the exchange offers. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the exchange agent at its offices at The Bank of New York Mellon Trust Company, N.A., as Exchange Agent, c/o The Bank of New York Mellon Corporation, Corporate Trust Operations — Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, NY 13057, Attention: Adam DeCapio. The exchange agent’s telephone number is 315-414-3360 and its facsimile number is 732-667-9408.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offers and we will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We will pay certain other expenses to be incurred in connection with the exchange offers, including the fees and expenses of the exchange agent and certain accountant and legal fees.

Holders who tender their Original Notes for exchange will not be obligated to pay any transfer taxes. If, however, Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered; tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the exchange offers, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offers. The expenses of the exchange offers that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failure to Properly Tender Original Notes in the Exchange Offers

Issuance of the Exchange Notes in exchange for the Original Notes under the exchange offers will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such Original Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange or waive any such defects or irregularities. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offers, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offers, certain registration rights under the registration rights agreements will terminate.

In the event the exchange offers are completed, we generally will not be required to register the remaining Original Notes, subject to limited exceptions. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if such registration is not required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offers, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Related to the Exchange Offers — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

Neither we nor our board of directors make any recommendation to holders of Original Notes as to whether to tender or refrain from tendering all or any portion of their Original Notes pursuant to the exchange offers. Moreover, no one has been authorized to make any such recommendation. Holders of Original Notes must make their own decision whether to tender pursuant to the exchange offers and, if so, the aggregate amount of Original Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF NOTES

We issued the Original 2019 Notes and Original 2022 Notes and will issue the Exchange 2019 Notes and Exchange 2022 Notes under an Indenture, dated as of February 22, 2012 (the “2019/2022 Indenture”), by and among Rock-Tenn Company, the Guarantors (as defined therein) and HSBC Bank USA, National Association, as trustee (the “2019/2022 Trustee”). We issued the Original 2020 Notes and Original 2023 Notes and will issue the Exchange 2020 Notes and Exchange 2023 Notes under an Indenture, dated as of September 11, 2012 (the “2020/2023 Indenture”), by and among Rock-Tenn Company, the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2020/2023 Trustee”). We refer to the Original 2019 Notes and the Exchange 2019 Notes together as the “2019 Notes,” the Original 2020 Notes and the Exchange 2020 Notes together as the “2020 Notes,” the Original 2022 Notes and the Exchange 2022 Notes together as the “2022 Notes,” and the Original 2023 Notes and the Exchange 2023 Notes together as the “2023 Notes.” As used below in this “Description of Notes” references to the “Company,” “we,” “our,” or “us” refer to Rock-Tenn Company and not any of its subsidiaries.

Any Original Notes of a series that remain outstanding after completion of the exchange offers, together with the Exchange Notes of such series issued in the exchange offers, will be treated as a single class of securities under the 2019/2022 Indenture or the 2020/2023 Indenture, as applicable. The terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Original Notes, except that the Exchange Notes are registered under the Securities Act, and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Original Notes do not apply to the Exchange Notes.

Unless the context otherwise requires, references in this “Description of Notes” include the Original Notes issued to the initial purchasers in private transactions that were not subject to the Securities Act and the Exchange Notes offered hereby which have been registered under the Securities Act.

The terms of the Notes will include those stated in the 2019/2022 Indenture and the 2020/2023 Indenture, as applicable, and those made part of the 2019/2022 Indenture and the 2020/2023 Indenture, as applicable, by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Notes, the 2019/2022 Indenture and the 2020/2023 Indenture and is not a complete description thereof and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the 2019/2022 Indenture and the 2020/2023 Indenture, as applicable, and the Notes and those terms made part of the 2019/2022 Indenture and the 2020/2023 Indenture, as applicable, by the Trust Indenture Act. We urge you to read the 2019/2022 Indenture and the 2020/2023 Indenture because they, and not this description, define your rights as holders of the Notes. Copies of the 2019/2022 Indenture and the 2020/2023 Indenture are available upon written request to us as described in the section “Where You Can Find More Information.”

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the 2019/2022 Indenture and the 2020/2023 Indenture, as applicable.

2019 Notes and 2022 Notes

General

The 2019 Notes are limited to $350.0 million aggregate principal amount. The 2022 Notes are limited to $400.0 million aggregate principal amount. We refer to the 2019 Notes and the 2022 Notes in this section as the “notes.” We issued the Original 2019 Notes and the Original 2022 Notes and will issue the Exchange 2019 Notes and the Exchange 2022 Notes under the same 2019/2022 Indenture.

We may, without notice to or the consent of the holders of the 2019 Notes, issue additional notes having identical terms as the 2019 Notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount. Any such additional notes will be part of the same series as the 2019 Notes and will be treated as one class with the 2019 Notes, including for purposes of waivers, amendments and redemptions.

We may, without notice to or the consent of the holders of the 2022 Notes, issue additional notes having identical terms as the 2022 Notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount. Any such additional notes will be part of the same series as the 2022 Notes and will be treated as one class with the 2022 Notes, including for purposes of waivers, amendments and redemptions.

The 2019 Notes will bear interest at the rate of 4.450% per annum. The 2019 Notes will mature on March 1, 2019. Interest on the 2019 Notes will be payable semiannually on March 1 and September 1 of each year to the persons in whose names the notes are registered, subject to certain exceptions, at the close of business on February 15 or August 15, as the case may be, next preceding such interest payment date. The 2019 Notes will accrue interest on the basis of a 360-day year consisting of 12 months of 30 days each.

The 2022 Notes will bear interest at the rate of 4.900% per annum. The 2022 Notes will mature on March 1, 2022. Interest on the 2022 Notes will be payable semiannually on March 1 and September 1 of each year to the persons in whose names the notes are registered, subject to certain exceptions, at the close of business on February 15 or August 15, as the case may be, next preceding such interest payment date. The 2022 Notes will accrue interest on the basis of a 360-day year consisting of 12 months of 30 days each.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the 2019/2022 Trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. Notes may be presented for exchange or registration of transfer at the office of the security registrar.

The Guarantees

As of the issue date of the Exchange 2019 Notes and the Exchange 2022 Notes, the Exchange 2019 Notes and the Exchange 2022 Notes will be guaranteed, on a full, joint and several basis, by each of our domestic subsidiaries (the “Guarantors”) that currently guarantees the Original 2019 Notes and the Original 2022 Notes, which are our domestic subsidiaries that guarantee our obligations under Specified Indebtedness, including each of our domestic subsidiaries that guarantees the Senior Credit Facility. The 2019/2022 Indenture provides that the obligations of each Guarantor under its guarantee of the notes will be limited to the maximum amount as will result in the obligations of such Guarantor under its guarantee of the notes not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

Subject to the provisions of the 2019/2022 Indenture described below related to the release of guarantees, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving person), another person, unless the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger (if other than the Company or another Guarantor) unconditionally assumes all the obligations of such Guarantor under the 2019/2022 Indenture and its guarantee, pursuant to a joinder to the 2019/2022 Indenture or a supplemental indenture in form and substance reasonably satisfactory to the 2019/2022 Trustee or by operation of law.

Under the 2019/2022 Indenture, the holders of the notes will be deemed to have consented to the release of the guarantee of the notes provided by a Guarantor if such Guarantor ceases to guarantee the Senior Credit Facility and any other Credit Facility Debt and Capital Markets Debt of the Company then outstanding. Accordingly, if the lenders under any Credit Facility Debt (including, the Senior Credit Facility) or any Capital

Markets Debt agree to release a Guarantor from its guarantee of such Credit Facility Debt or such Capital Markets Debt, or if such Credit Facility Debt or Capital Markets Debt is repaid in full, the obligations of such subsidiary to guarantee the notes will immediately terminate, unless such subsidiary thereafter continues to guarantee any other Credit Facility Debt or Capital Markets Debt. If any of the Company’s subsidiaries guarantee any Credit Facility Debt or Capital Markets Debt of the Company, then such subsidiaries will be required to guarantee the notes. In addition, the 2019/2022 Indenture provides that in the event:

•	of a sale or other transfer or disposition of all of the Capital Stock in any Guarantor to any person that is not an Affiliate of the Company;

•

all or substantially all the assets or Capital Stock of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a person that is not an Affiliate of the Company;

•	the Company exercises its rights of discharge, defeasance or covenant defeasance as described under “— Satisfaction and Discharge of the 2019/2022 Indenture; Defeasance”; or

•	holders of 66-2/3% of the notes have consented to the release of such guarantee;

then such Guarantor (or the person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under its guarantee of the notes. At the request of the Company, the 2019/2022 Trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders to any such release.

For purposes of the foregoing discussion, the following definitions apply:

“Capital Markets Debt” means any debt of the Company for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (ii) has an aggregate principal amount outstanding of at least $25.0 million.

“Credit Facility Debt” means any debt of the Company for borrowed money that (i) is incurred pursuant to a credit agreement, including pursuant to the Senior Credit Facility, or other agreement providing for revolving credit loans, term loans or other long-term debt entered into between the Company and any lender or group of lenders and (ii) has an aggregate principal amount outstanding or committed of at least $25.0 million.

“Senior Credit Facility” means the Credit Agreement, dated as of May 27, 2011, as amended by Amendment No. 1, dated as of December 2, 2011, among the Company, Rock-Tenn Company of Canada, certain of the Company’s subsidiaries, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and Bank of America, N.A., acting through its Canada branch, as Canadian agent, as further amended or replaced from time to time.

“Specified Indebtedness” means Debt of the Company under the Senior Credit Facility, the 9.25% senior notes due 2016 or any Capital Markets Debt or Credit Facility Debt.

Ranking

The notes will be our unsubordinated unsecured obligations and will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated debt. The notes will be effectively subordinated to our existing and future unsubordinated secured indebtedness to the extent of the assets securing that indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries that do not guarantee the notes, including trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our direct and indirect subsidiaries that do not guarantee the notes on the assets and earnings of such subsidiaries. The 2019/2022 Indenture does not limit the amount of debt that we or our subsidiaries are permitted to incur.

Each guarantee of the notes will be an unsubordinated unsecured obligation of the applicable Guarantor and will rank equal in right of payment with all existing and future unsubordinated debt of such Guarantor. Each guarantee of the notes will be effectively subordinated to all existing and future unsubordinated secured indebtedness of the applicable Guarantor to the extent of the assets securing that indebtedness.

The notes will not be secured. However, in the event that:

•

we again secure the obligations under the Senior Credit Facility and our 5.625% senior notes due 2013 with liens on the equity interests of certain of our subsidiaries (any such pledge of security interests, a “Reversion Event”), the 2019/2022 Indenture will require us to secure the notes on an equal and ratable basis for so long as the Senior Credit Facility and the 5.625% senior notes due 2013 are so secured (see “— Certain Covenants — Restrictions on Liens”).

Optional Redemption

Upon not less than 30 nor more than 60 days’ notice, we may redeem notes of either series, in whole or in part (equal to $2,000 or an integral multiple of $1,000 in excess thereof), at any time as set forth below.

We may redeem the notes of each series at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of each series being redeemed, plus accrued and unpaid interest to, but not including, the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes of such series being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) in the case of the 2019 Notes, 50 basis points or (ii) in the case of the 2022 Notes, 45 basis points, in each case, plus accrued and unpaid interest to, but not including, the redemption date.

For purposes of the foregoing discussion, the following definitions apply:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of the applicable series.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealers” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (ii) one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date (or, in the case of discharge or defeasance prior to a redemption date, on the third Business Day preceding the date of the deposit of funds with the 2019/2022 Trustee).

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding such redemption date (or, in the case of discharge or defeasance prior to a redemption date, on the third Business Day preceding the date of the deposit of funds with the 2019/2022 Trustee).

Change of Control Offer

If a Change of Control Triggering Event with respect to a series of notes occurs, unless we have exercised our right to redeem the notes of such series as described under “— Optional Redemption,” each holder of the notes of such series will have the right to require us to purchase all or a portion (equal to $2,000 principal amount and any integral multiples of $1,000 in excess thereof) of such holder’s notes of such series pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the notes of the applicable series repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

We will be required to send a notice to each holder of the notes of the applicable series by first class mail, with a copy to the 2019/2022 Trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of the notes electing to have their notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes of the applicable series that have not been validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes of such series that have not been validly withdrawn; and

•

deliver or cause to be delivered to the 2019/2022 Trustee the repurchased notes of such series, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes of such series.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

Rock-Tenn Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by Rock-Tenn Company and such third party purchases all of the notes properly tendered and not withdrawn under its offer.

The Change of Control Triggering Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Rock-Tenn Company and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. As contemplated by the definition of Change of Control, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the 2019/2022 Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants described under the captions “— Certain Covenants — Restrictions on Liens” and “— Restrictions on Sale and Lease-Back Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the 2019/2022 Indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We may not have sufficient funds to repurchase all the notes upon a Change of Control Triggering Event. Even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our existing or future debt instruments. See “Risk Factors — Risks Relating to the Notes — We may not have the funds to purchase the Notes tendered in connection with a change of control offer as required by the indentures governing the Notes.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder with respect to either series of notes to require us to repurchase the notes of the applicable series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain. In addition, under a Delaware Chancery Court interpretation of the definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

For purposes of the foregoing discussion, the following definitions apply:

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3)of the Exchange Act) other than to the Company or one of its subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3)of the Exchange Act)

becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event that relates to such Change of Control.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

(1) was a member of such board of directors on the date of the 2019/2022 Indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency.

“Rating Event” means with respect to a Change of Control, if the notes of the applicable series carry immediately prior to the Trigger Period (as defined below):

•

an Investment Grade rating from both Rating Agencies, that the rating from both Rating Agencies is within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either Rating Agency) (such period, the “Trigger Period”) either downgraded to a non-Investment Grade rating or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an Investment Grade rating or (in the case of a withdrawal) replaced by an Investment Grade rating by either Rating Agency;

•

a non-Investment Grade rating from both Rating Agencies, that the rating from both Rating Agencies is, during the Trigger Period, either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier rating or better by either Rating Agency; or

•

both (i) an Investment Grade rating from one Rating Agency and (ii) a non-Investment Grade rating from the other Rating Agency, that, during the Trigger Period, (A) the first rating is either downgraded to a non-Investment Grade rating or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an Investment Grade rating by the applicable Rating Agency or (in the case of a withdrawal) replaced by an Investment Grade rating from such Rating Agency and (B) the second rating is either downgraded by one or more notches or withdrawn and is not within such period subsequently upgraded to its earlier rating or better by the applicable Rating Agency;

provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Restrictions on Liens

We will not, and will not cause or permit any of our subsidiaries to, create, suffer to exist, permit, incur or assume any Debt secured by a Mortgage on any of our or our subsidiaries’ Principal Property or any shares of Capital Stock or Debt of any subsidiary without equally and ratably securing each series of the notes. However, the foregoing restrictions will not apply to:

(1) Mortgages existing at the date of the 2019/2022 Indenture;

(2) Mortgages on Principal Property, shares of Capital Stock or Debt of any corporation at the time the corporation becomes our subsidiary;

(3) Mortgages on Principal Property or shares of Capital Stock existing at the time of the acquisition of such Principal Property or Capital Stock by us or our subsidiary;

(4) Mortgages to secure the payment of all or any part of the price of acquisition, construction or improvement of Principal Property or Capital Stock by us or our subsidiary, or to secure any Debt or obligation incurred by us or our subsidiary, prior to, at the time of, or within 180 days after, the later of the acquisition or completion of construction, including any improvements on a Principal Property, which Debt or obligation is incurred for the purpose of financing all or any part of the purchase, construction or improvement of such Principal Property;

(5) Mortgages securing any Debt or obligation of any of our subsidiaries owing to us or to another subsidiary;

(6) Mortgages on property or assets of a corporation existing at the time the corporation is merged into or consolidated with us or our subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or our subsidiary;

(7) Mortgages on property or assets of a person existing at the time we merge into or consolidate with this person or at the time of a sale, lease or other disposition of our properties as an entirety or substantially as an entirety to this person;

(8) Mortgages on our or our subsidiaries’ property or assets in favor of the United States or any State thereof or any department, agency or instrumentality or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure partial progress, advance or other payments pursuant to any contract, statute, rule or regulation;

(9) Mortgages on our or our subsidiaries’ property or assets securing Debt or other obligations issued by or owed to the United States, any State thereof or any municipality, or any department, agency or instrumentality or political subdivision of any of the foregoing, or by any other country or any political subdivision thereof for the purpose of financing all or any part of the purchase price of or, in the case of real property, the cost of construction on, relocation of, maintenance of, or improvement of, any property or assets subject to such Mortgages or within the jurisdiction of such entity, or otherwise in connection with any geographic incentivization arrangements, including tax reduction or other economic subsidization arrangements pertaining to local employment;

(10) Mortgages under worker’s compensation laws or similar legislation-and Mortgages or judgments thereunder which are not currently dischargeable, or in connection with bids, tenders, contracts, other than for the payment of money, or leases to which we or any of our subsidiaries is a party, or to secure our or our subsidiaries’ public or statutory obligations, or in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which we or our subsidiaries are a party;

(11) Mortgages created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Mortgages arising out of judgments or awards against us or our subsidiaries with respect to which we or our subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; Mortgages relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Mortgages incurred by us or any of our subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which we or our subsidiaries is a party;

(12) Mortgages for taxes or assessments or governmental charges or levies not yet delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; Mortgages comprising landlord’s liens or liens of carriers, warehouseman, mechanics and materialman incurred in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings; and any other Mortgages incidental to the conduct of our or our subsidiaries’ business or the ownership of our respective property or assets not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of our board of directors, materially impair the use or value of such property or assets;

(13) any extension, renewal or replacement, or successive extensions, renewals or replacements, as a whole or in part, of any Mortgages referred to in the foregoing paragraphs (1) to (12) inclusive; provided that the principal amount of the Debt being extended, renewed or replaced is not increased (other than any increase attributable to accrued and unpaid interest and any fees, expenses and costs, including any prepayment or repurchase premium in connection with such extension, renewal or replacement) and such extension, renewal or replacement, in the case of Debt secured by a Mortgage, shall be limited to all or a part of the same property, shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced plus improvements on such property; and

(14) Mortgages not permitted by paragraphs (1) through (13) above if at the time of and after giving effect to the creation or assumption of any such Mortgage, the aggregate amount of all of our and our subsidiaries’ Debt secured by such Mortgages not so permitted by paragraphs (1) through (13) above, together with the Attributable Debt in respect of Sale and Lease-Back Transactions in respect of Principal Property not otherwise permitted by the covenant described under “— Restrictions on Sale and Lease-Back Transactions”, does not exceed 10% of Consolidated Net Tangible Assets.

Restrictions on Sale and Lease-Back Transactions

We will not, and will not permit any of our subsidiaries to, enter into any Sale and Lease-Back Transaction in respect of Principal Property unless:

(1) we or such subsidiary would, at the time of entering into such Sale and Lease-Back Transaction, be entitled to incur Debt secured by a Mortgage on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the notes; or

(2) the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to their fair value, as determined by our board of directors, and an amount equal to the net proceeds from the sale of the Principal Property is applied, within 180 days of the Sale and Lease-Back Transaction:

•	to the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or

•	to the retirement or repayment, other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision of:

(A)	securities or Funded Debt ranking equally with or senior to the notes, any guarantees of the notes or Funded Debt of any subsidiary, or

(B)	Debt incurred by us or any subsidiary within 180 days prior to the effective date of any such Sale and Lease-Back Transaction that:

•	was used solely to finance the acquisition of the Principal Property that is the subject of such Sale and Lease-Back Transaction and

•	is secured by a mortgage on the Principal Property that is the subject of such Sale and Lease-Back Transaction; or

(3) the lease in the Sale and Lease-Back Transaction secures or relates to Debt or other obligations issued by or owed to the United States, any State thereof or any municipality, or any department, agency or instrumentality or political subdivision of any of the foregoing, or by any other country or any political subdivision thereof for the purpose of financing all or any part of the purchase price of or, in the case of real property, the cost of construction on, relocation of, maintenance of, or improvement of, any property or assets subject to such leases or within the jurisdiction of such entity, or otherwise in connection with any geographic incentivization arrangements, including tax reduction or other economic subsidization arrangements pertaining to local employment.

Certain Definitions

“Affiliate” of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Attributable Debt” means, as to any particular lease under which any person is at the time liable, at the date of determination, the total net amount of rent required to be paid by such person under the lease during the remaining term (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the date of determination at the rate of interest per annum implicit in the terms of the lease, as determined in good faith by us, compounded annually. The net amount of rent required to be paid under the lease for any such period will be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents. In the case of any lease terminable by the lessee upon the payment of a penalty, the Company may elect for purposes of the determination of Attributable Debt either (1) that the net amount shall also include the amount of such penalty, but no rent will be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated or (2) that such penalty be disregarded but that rent be considered as required to the scheduled termination of such lease.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including any preferred interest.

“Consolidated Net Tangible Assets” means, on the date of determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

(1) all current liabilities (other than scheduled maturities of Debt previously recorded as long-term debt), and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on our and our consolidated subsidiaries’ most recent quarterly balance sheet and computed in accordance with generally accepted accounting principles.

“Debt” means loans, notes, bonds, indentures or other similar evidences of indebtedness for money borrowed.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date, including any Debt renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Principal Property” means any manufacturing plant or manufacturing facility:

(1) owned by us or any of our subsidiaries,

(2) located in the continental United States, and

(3) the gross book value of which, on the date of determination, exceeds 2 % of Consolidated Net Tangible Assets,

except any plant or facility which, in the opinion of our board of directors as evidenced by a board resolution, is not of material importance to our and our subsidiaries’ business taken as a whole.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by the Company or any subsidiary of any Principal Property, whether owned at the date of the issuance of the notes or thereafter acquired (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and any subsidiary, between any subsidiary and the Company, or between subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such subsidiary to such person with the intent of taking back a lease of such Principal Property.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person and may not permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless:

•	the successor or purchaser (if other than us) is a corporation, partnership or trust organized under the laws of the United States or any state thereof or the District of Columbia;

•

the successor or purchaser (if other than us) expressly assumes our obligations on the notes under a supplemental indenture and the performance or observance of every covenant of the 2019/2022 Indenture to be performed by us;

•

immediately after giving effect to the transaction and treating any Debt which becomes our or any of our subsidiaries’ obligation as a result of such transaction as having been incurred by us or our subsidiaries at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

•

if as a result of such transaction our assets would become subject to a mortgage not permitted by the 2019/2022 Indenture without securing the notes, we or such successor person, as the case may be, take such steps as shall be necessary to secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and

•	we have delivered to the 2019/2022 Trustee an officer’s certificate and an opinion of counsel stating compliance with these provisions.

Events of Default

Each of the following is an “Event of Default” under the 2019/2022 Indenture in respect of each series of notes:

(1) default in the payment in respect of the principal of any note when due and payable (whether at stated maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) default in the performance, or breach, of any covenant or agreement in the 2019/2022 Indenture by the Company or any Guarantor (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the 2019/2022 Trustee or to the Company and the 2019/2022 Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

(4) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the notes) by the Company or any Significant Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $75 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $75 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(5) the entry against the Company or any Significant Subsidiary of a final non-appealable judgment or final non-appealable judgments for the payment of money in an aggregate amount in excess of $75 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(6) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary (or any group of subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(7) except as permitted by the 2019/2022 Indenture, any guarantee of the notes of any Significant Subsidiary (or any group of subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) occurs and is continuing, then and in every such case the 2019/2022 Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes issued pursuant to the 2019/2022 Indenture (including any additional notes issued pursuant to the 2019/2022 Indenture) may declare the principal of all of the outstanding notes and any accrued interest on the notes to be due and payable immediately by a notice in writing to the Company (and to the 2019/2022 Trustee if given by holders of the notes); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes issued pursuant to the 2019/2022 Indenture may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the notes, have been cured or waived as provided in the 2019/2022 Indenture.

In the event of a declaration of acceleration of the notes solely because an Event of Default described in clause (4) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the 2019/2022 Trustee for the payment of amounts due on the notes.

If an Event of Default specified in clause (6) above occurs with respect to the Company, the principal of and any accrued interest on the notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the 2019/2022 Trustee or any holder. For further information as to waiver of defaults, see “— Amendment, Supplement and Waiver.” The 2019/2022 Trustee may withhold from holders of the notes notice of any default (except default in payment of principal of, premium, if any, and interest) if the 2019/2022 Trustee determines that withholding notice is in the interests of the holders.

No holder of any note will have any right to institute any proceeding with respect to the 2019/2022 Indenture or for any remedy thereunder, unless such holder shall have previously given to the 2019/2022 Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request to the 2019/2022 Trustee, and provided indemnity reasonably satisfactory to the 2019/2022 Trustee, to institute such proceeding as 2019/2022 Trustee, and the 2019/2022 Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a holder of a note directly (as opposed to through the 2019/2022 Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such note on or after the respective due dates expressed in such note.

The Company will be required to furnish to the 2019/2022 Trustee annually a statement as to the performance of certain obligations under the 2019/2022 Indenture and as to any default in such performance. The Company also is required to notify the 2019/2022 Trustee if it becomes aware of the occurrence of any default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any holders of either series of notes, the Company, the Guarantors and the 2019/2022 Trustee, at any time and from time to time, may enter into one or more supplemental indentures to the 2019/2022 Indenture and any of the notes for any of the following purposes:

(1) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the 2019/2022 Indenture and any guarantee and in the notes;

(2) to add to the covenants of the Company for the benefit of the holders, or to surrender any right or power herein conferred upon the Company;

(3) to add additional Events of Default;

(4) to provide for uncertificated notes of either series in addition to or in place of the certificated notes of such series;

(5) to evidence and provide for the acceptance of appointment under the 2019/2022 Indenture by a successor trustee;

(6) to provide for or confirm the issuance of additional notes in accordance with the terms of the 2019/2022 Indenture;

(7) to add a Guarantor or to release a Guarantor in accordance with the 2019/2022 Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the 2019/2022 Indenture, provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the holders of either series of notes in any material respect, as determined in good faith by the board of directors of the Company;

(10) to conform the text of the 2019/2022 Indenture or the notes to any provision of this “Description of Notes — 2019 Notes and 2022 Notes” to the extent that the 2019/2022 Trustee has received an officers’ certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of Notes — 2019 Notes and 2022 Notes”; or

(11) to effect or maintain the qualification of the 2019/2022 Indenture under the Trust Indenture Act.

With the consent of the holders of not less than a majority in aggregate principal amount of the notes issued pursuant to the 2019/2022 Indenture (including any additional notes issued pursuant to the 2019/2022 Indenture) and then-outstanding, voting as a single class, the Company and the 2019/2022 Trustee may enter into an indenture or supplemental indentures to the 2019/2022 Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the 2019/2022 Indenture or the notes or of modifying in any manner the rights of the holders of the notes under the 2019/2022 Indenture, including the definitions therein; provided that (i) if any such supplemental indenture would by its terms disproportionately and adversely affect either series of notes under the 2019/2022 Indenture, such supplemental indenture shall also require the consent of the holders of at least a majority in principal amount of the then-outstanding notes of such series and (ii) if any such supplemental indenture would only affect the notes of one series of notes, then only the consent of the holders of at least a majority in principal amount of the then-outstanding notes of such affected series (and not the consent of at least a majority in principal amount of all notes issued under the 2019/2022 Indenture and then-outstanding) shall be required; and provided, further, that no such supplemental indenture shall, without the consent of the holder of each outstanding note affected thereby:

(1) change the stated maturity of any note or of any installment of interest on any note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(2) reduce the percentage in aggregate principal amount of the outstanding notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the 2019/2022 Indenture or certain defaults thereunder and their consequences) provided for in the 2019/2022 Indenture;

(3) modify or change any provision of the 2019/2022 Indenture affecting the ranking of any notes or any guarantee of any notes in a manner adverse to the holders of such notes;

(4) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the 2019/2022 Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby; or

(5) without the consent of the holders of 66 2/3% in aggregate principal amount of the notes, release any Guarantor from its guarantee of the notes that is required to be maintained under the 2019/2022 Indenture (other than in accordance with the terms of the 2019/2022 Indenture).

The holders of not less than a majority in aggregate principal amount of the notes issued pursuant to the 2019/2022 Indenture (including any additional notes issued pursuant to the 2019/2022 Indenture) and then-outstanding, voting as a single class, may on behalf of the holders of all the notes issued pursuant to the 2019/2022 Indenture waive any past default under the 2019/2022 Indenture and its consequences; provided that (i) if any such waiver would by its terms disproportionately and adversely affect either series of notes under the 2019/2022 Indenture, such waiver shall also require the consent of the holders of at least a majority in principal amount of the then-outstanding notes of such series and (ii) if any such waiver would only affect the notes of one series, then only the consent of the holders of at least a majority in principal amount of the then-outstanding notes of such affected series (and not the consent of at least a majority in principal amount of all notes issued under the 2019/2022 Indenture and then-outstanding) shall be required; and provided, further, that no waiver shall be effective without the consent of the holder of each outstanding note affected thereby in the case of a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any notes (including any note which is required to have been purchased pursuant to an offer to purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the 2019/2022 Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Satisfaction and Discharge of the 2019/2022 Indenture; Defeasance

The Company may terminate the obligations of it and any Guarantor under the 2019/2022 Indenture with respect to a series of notes when:

(1) either: (A) notes of such series theretofore authenticated and delivered have been delivered to the 2019/2022 Trustee for cancellation, or (B) all notes of such series not theretofore delivered to the 2019/2022 Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption (a “Discharge”) under irrevocable arrangements satisfactory to the 2019/2022 Trustee for the giving of notice of redemption by the 2019/2022 Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the 2019/2022 Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes of such series, not theretofore delivered to the 2019/2022 Trustee for cancellation, for principal of, premium, if any, and interest to the stated maturity or date of redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the 2019/2022 Indenture with respect to such series of notes by the Company;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company has delivered irrevocable instructions to the 2019/2022 Trustee under the 2019/2022 Indenture to apply the deposited money toward the payment of the notes of such series at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the 2019/2022 Trustee an officers’ certificate and an opinion of counsel reasonably acceptable to the 2019/2022 Trustee, each stating that all conditions precedent under the 2019/2022 Indenture relating to the Discharge have been complied with.

The Company may elect, at its option, to have its and the Guarantors’ obligations discharged with respect to the outstanding notes of a series (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such series, except for:

(1) the rights of holders of such notes to receive payments in respect of the principal of and any premium and interest on such notes when payments are due,

(2) the Company’s obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the 2019/2022 Trustee, and

(4) the defeasance provisions of the 2019/2022 Indenture.

In addition, the Company may elect, at its option, to have its and the Guarantors’ obligations released with respect to certain covenants, including, without limitation, its obligation to make a Change of Control Offer in connection with any Change of Control Triggering Event, in the 2019/2022 Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes. If the Company exercises its defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations under its guarantee of the notes.

In order to exercise either defeasance or covenant defeasance with respect to outstanding notes of a series:

(1) the Company must irrevocably have deposited or caused to be deposited with the 2019/2022 Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes of such series: (A) money in an amount, or (B) non-callable U.S. government obligations, or (C) a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness in respect of the principal of and premium, if any, and interest on such notes on the stated maturity thereof or the redemption date thereof, as the case may be, in accordance with the terms of the 2019/2022 Indenture and such notes;

(2) in the case of defeasance, the Company shall have delivered to the 2019/2022 Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the 2019/2022 Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the holders of such notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the 2019/2022 Trustee an opinion of counsel to the effect that the holders of such outstanding notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Event of Default with respect to the outstanding notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Mortgage to secure such borrowing);

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the 2019/2022 Indenture) to which the Company is a party or by which the Company is bound; and

(6) the Company shall have delivered to the 2019/2022 Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a defeasance need not to be delivered if all notes not therefore delivered to the 2019/2022 Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at stated maturity within one year under arrangements satisfactory to the 2019/2022 Trustee for the giving of notice of redemption by the 2019/2022 Trustee in the name, and at the expense, of the Company.

The Trustee

HSBC Bank USA, National Association, is trustee under the 2019/2022 Indenture and paying agent and registrar for the notes. The 2019/2022 Trustee from time to time may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the 2019/2022 Trustee will perform only such duties as are specifically set forth in the 2019/2022 Indenture. During the continuance of an Event of Default that has not been cured or waived, the 2019/2022 Trustee will exercise such of the rights and powers vested in it by the 2019/2022 Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The 2019/2022 Indenture and the Trust Indenture Act contain certain limitations on the rights of the 2019/2022 Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The 2019/2022 Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the 2019/2022 Trustee or exercising any trust or power conferred on the 2019/2022 Trustee with respect to such series, subject to certain exceptions. The 2019/2022 Indenture provides that in case an Event of Default has occurred and is continuing, the 2019/2022 Trustee shall exercise such of the rights and powers vested in it by the 2019/2022 Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the 2019/2022

Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the 2019/2022 Indenture at the request or direction of any of the holders pursuant to the 2019/2022 Indenture, unless such holders shall have provided to the 2019/2022 Trustee security or indemnity reasonably satisfactory to the 2019/2022 Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the notes or under the 2019/2022 Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the 2019/2022 Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the 2019/2022 Trustee, each in its individual capacity, or (iii) any holder of equity in the 2019/2022 Trustee.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the notes, any guarantee of the notes or the 2019/2022 Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Governing Law

The 2019/2022 Indenture and the notes and the guarantees of the notes are governed by, and will be construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

2020 Notes and 2023 Notes

General

The 2020 Notes are limited to $350.0 million aggregate principal amount. The 2023 Notes are limited to $350.0 million aggregate principal amount. We refer to the 2020 Notes and the 2023 Notes in this section as the “notes.” We issued the Original 2020 Notes and Original 2023 Notes and will issue the Exchange 2020 Notes and Exchange 2023 Notes under the same 2020/2023 Indenture.

We may, without notice to or the consent of the holders of the 2020 Notes, issue additional notes having identical terms as the 2020 Notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount. Any such additional notes will be part of the same series as the 2020 Notes and will be treated as one class with the 2020 Notes, including for purposes of waivers, amendments and redemptions.

We may, without notice to or the consent of the holders of the 2023 Notes, issue additional notes having identical terms as the 2023 Notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount. Any such additional notes will be part of the same series as the 2023 Notes and will be treated as one class with the 2023 Notes, including for purposes of waivers, amendments and redemptions.

The 2020 Notes will bear interest at the rate of 3.500% per annum. The 2020 Notes will mature on March 1, 2020. Interest on the 2020 Notes will be payable semiannually on March 1 and September 1 of each year to the persons in whose names the notes are registered, subject to certain exceptions, at the close of business on February 15 or August 15, as the case may be, next preceding such interest payment date. The 2020 Notes will accrue interest on the basis of a 360-day year consisting of 12 months of 30 days each.

The 2023 Notes will bear interest at the rate of 4.000% per annum. The 2023 Notes will mature on March 1, 2023. Interest on the 2023 Notes will be payable semiannually on March 1 and September 1 of each year to the persons in whose names the notes are registered, subject to certain exceptions, at the close of business on February 15 or August 15, as the case may be, next preceding such interest payment date. The 2023 Notes will accrue interest on the basis of a 360-day year consisting of 12 months of 30 days each.

If any interest payment date, stated maturity date or redemption date is not a Business Day, the payment otherwise required to be made on such date will be made on the next Business Day without any additional payment as a result of such delay.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be payable at the corporate trust office of the paying agent, which initially will be an office or agency of the 2020/2023 Trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. Notes may be presented for exchange or registration of transfer at the office of the security registrar, which initially will be an office or agency of the 2020/2023 Trustee.

The Guarantees

As of the issue date of the Exchange 2020 Notes and the Exchange 2023 Notes, the Exchange 2020 Notes and the Exchange 2023 Notes will be guaranteed, on a full, joint and several basis, by each of our domestic subsidiaries (the “Guarantors”) that currently guarantees the Original 2020 Notes and Original 2023 Notes, which are our domestic subsidiaries that guarantee our obligations under Specified Indebtedness, including each of our domestic subsidiaries that guarantees the Senior Credit Facility, our 2019 Notes and our 2022 Notes. The 2020/2023 Indenture provides that the obligations of each Guarantor under its guarantee of the notes will be limited to the maximum amount as will result in the obligations of such Guarantor under its guarantee of the notes not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

Subject to the provisions of the 2020/2023 Indenture described below related to the release of guarantees, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving person), another person, unless the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger (if other than the Company or another Guarantor) unconditionally assumes all the obligations of such Guarantor under the 2020/2023 Indenture and its guarantee, pursuant to a joinder to the 2020/2023 Indenture or a supplemental indenture in form and substance reasonably satisfactory to the 2020/2023 Trustee or by operation of law.

Under the 2020/2023 Indenture, the holders of the notes will be deemed to have consented to the release of the guarantee of the notes provided by a Guarantor if such Guarantor ceases to guarantee the Senior Credit Facility and any other Credit Facility Debt and Capital Markets Debt of the Company then outstanding. Accordingly, if the lenders under any Credit Facility Debt (including, the Senior Credit Facility) or any Capital Markets Debt agree to release a Guarantor from its guarantee of such Credit Facility Debt or such Capital Markets Debt, or if such Credit Facility Debt or Capital Markets Debt is repaid in full, the obligations of such subsidiary to guarantee the notes will immediately terminate, unless such subsidiary thereafter continues to guarantee any other Credit Facility Debt or Capital Markets Debt. If any of the Company’s domestic subsidiaries guarantee any Specified Indebtedness of the Company, then such subsidiaries will be required to guarantee the notes. In addition, the 2020/2023 Indenture provides that in the event:

•	of a sale or other transfer or disposition of all of the Capital Stock in any Guarantor to any person that is not an Affiliate of the Company;

•

all or substantially all the assets or Capital Stock of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a person that is not an Affiliate of the Company;

•	the Company exercises its rights of discharge, defeasance or covenant defeasance as described under “— Satisfaction and Discharge of the 2020/2023 Indenture; Defeasance”; or

•	holders of 66-2/3% of the notes of the applicable series have consented to the release of such guarantee;

then such Guarantor (or the person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under its guarantee of the notes of such series. At the request of the Company, the 2020/2023 Trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders to any such release.

For purposes of the foregoing discussion, the following definitions apply:

“Capital Markets Debt” means any debt of the Company for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (ii) has an aggregate principal amount outstanding of at least $25.0 million.

“Credit Facility Debt” means any debt of the Company for borrowed money that (i) is incurred pursuant to a credit agreement, including pursuant to the Senior Credit Facility, or other agreement providing for revolving credit loans, term loans or other long-term debt entered into between the Company and any lender or group of lenders and (ii) has an aggregate principal amount outstanding or committed of at least $25.0 million.

“Senior Credit Facility” means the Credit Agreement, dated as of May 27, 2011, as amended by Amendment No. 1, dated as of December 2, 2011 and as further amended by Amendment No. 2, dated as of March 30, 2012, among the Company, Rock-Tenn Company of Canada, certain of the Company’s subsidiaries, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and Bank of America, N.A., acting through its Canada branch, as Canadian agent, as further amended or replaced from time to time.

“Specified Indebtedness” means Debt of the Company under the Senior Credit Facility or any Capital Markets Debt or Credit Facility Debt.

Ranking

The notes will be our unsubordinated unsecured obligations and will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated debt. The notes will be effectively subordinated to our existing and future unsubordinated secured indebtedness to the extent of the assets securing that indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries that do not guarantee the notes, including trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our direct and indirect subsidiaries that do not guarantee the notes on the assets and earnings of such subsidiaries. The 2020/2023 Indenture does not limit the amount of debt that we or our subsidiaries are permitted to incur.

Each guarantee of the notes will be an unsubordinated unsecured obligation of the applicable Guarantor and will rank equal in right of payment with all existing and future unsubordinated debt of such Guarantor. Each guarantee of the notes will be effectively subordinated to all existing and future unsubordinated secured indebtedness of the applicable Guarantor to the extent of the assets securing that indebtedness.

Optional Redemption

Upon not less than 30 nor more than 60 days’ notice, we may redeem notes of either series, in whole or in part (equal to $2,000 or an integral multiple of $1,000 in excess thereof), as set forth below.

At any time, we may redeem the 2020 Notes at a redemption price equal to the greater of:

•	100% of the principal amount of the 2020 Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2020 Notes (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points plus accrued and unpaid interest to, but not including, the redemption date.

At any time before December 1, 2022, we may redeem the 2023 Notes at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of the 2023 Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2023 Notes (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus accrued and unpaid interest to, but not including, the redemption date.

At any time on or after December 1, 2022, we may redeem the 2023 Notes at a redemption price equal to 100% of the principal amount of the 2023 Notes, plus accrued and unpaid interest to, but not including, the redemption date.

For purposes of the foregoing discussion, the following definitions apply:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of the applicable series.

“Comparable Treasury Price” means, as determined by the Company, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealers” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined herein) selected by each of SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (ii) one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date (or, in the case of discharge or defeasance prior to a redemption date, on the third Business Day preceding the date of the deposit of funds with the 2020/2023 Trustee).

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding such redemption date (or, in the case of discharge or defeasance prior to a redemption date, on the third Business Day preceding the date of the deposit of funds with the 2020/2023 Trustee).

Change of Control Offer

If a Change of Control Triggering Event with respect to a series of notes occurs, unless we have exercised our right to redeem the notes of such series as described under “— Optional Redemption,” each holder of the notes of such series will have the right to require us to purchase all or a portion (equal to $2,000 principal amount and any integral multiples of $1,000 in excess thereof) of such holder’s notes of such series pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the notes of the applicable series repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

We will be required to send a notice to each holder of the notes of the applicable series by first class mail, with a copy to the 2020/2023 Trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of the notes electing to have their notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes of the applicable series that have not been validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes of such series that have not been validly withdrawn; and

•

deliver or cause to be delivered to the 2020/2023 Trustee the repurchased notes of such series, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes of such series.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

Rock-Tenn Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by Rock-Tenn Company and such third party purchases all of the notes properly tendered and not withdrawn under its offer.

The Change of Control Triggering Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Rock-Tenn Company and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. As contemplated by the definition of Change of Control, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the 2020/2023 Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants described under the captions “— Certain Covenants — Restrictions on Liens” and “— Restrictions on Sale and Lease-Back Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the 2020/2023 Indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We may not have sufficient funds to repurchase all the notes upon a Change of Control Triggering Event. Even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our existing or future debt instruments. See “Risk Factors — Risks Relating to the Notes — We may not have the funds to purchase the Notes tendered in connection with a change of control offer as required by the indentures governing the Notes.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder with respect to either series of notes to require us to repurchase the notes of the applicable series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain. In addition, under a Delaware Chancery Court interpretation of the definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

For purposes of the foregoing discussion, the following definitions apply:

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the

Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event that relates to such Change of Control.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

(1) was a member of such board of directors on the date of the 2020/2023 Indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency.

“Rating Event” means with respect to a Change of Control, if the notes of the applicable series carry immediately prior to the Trigger Period (as defined below):

•

an Investment Grade rating from both Rating Agencies, that the rating from both Rating Agencies is within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either Rating Agency) (such period, the “Trigger Period”) either downgraded to a non-Investment Grade rating or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an Investment Grade rating or (in the case of a withdrawal) replaced by an Investment Grade rating by either Rating Agency;

•

a non-Investment Grade rating from both Rating Agencies, that the rating from both Rating Agencies is, during the Trigger Period, either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier rating or better by either Rating Agency; or

•

both (i) an Investment Grade rating from one Rating Agency and (ii) a non-Investment Grade rating from the other Rating Agency, that, during the Trigger Period, (A) the first rating is either downgraded to a non-Investment Grade rating or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an Investment Grade rating by the applicable

Rating Agency or (in the case of a withdrawal) replaced by an Investment Grade rating from such Rating Agency and (B) the second rating is either downgraded by one or more notches or withdrawn and is not within such period subsequently upgraded to its earlier rating or better by the applicable Rating Agency;

provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Restrictions on Liens

We will not, and will not cause or permit any of our subsidiaries to, create, suffer to exist, permit, incur or assume any Debt secured by a Mortgage on any of our or our subsidiaries’ Principal Property or any shares of Capital Stock or Debt of any subsidiary without equally and ratably securing each series of the notes. However, the foregoing restrictions will not apply to:

(1) Mortgages existing at the date of the 2020/2023 Indenture;

(2) Mortgages on Principal Property, shares of Capital Stock or Debt of any corporation at the time the corporation becomes our subsidiary;

(3) Mortgages on Principal Property or shares of Capital Stock existing at the time of the acquisition of such Principal Property or Capital Stock by us or our subsidiary;

(4) Mortgages to secure the payment of all or any part of the price of acquisition, construction or improvement of Principal Property or Capital Stock by us or our subsidiary, or to secure any Debt or obligation incurred by us or our subsidiary, prior to, at the time of, or within 180 days after, the later of the acquisition or completion of construction, including any improvements on a Principal Property, which Debt or obligation is incurred for the purpose of financing all or any part of the purchase, construction or improvement of such Principal Property;

(5) Mortgages securing any Debt or obligation of any of our subsidiaries owing to us or to another subsidiary;

(6) Mortgages on property or assets of a corporation existing at the time the corporation is merged into or consolidated with us or our subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or our subsidiary;

(7) Mortgages on property or assets of a person existing at the time we merge into or consolidate with this person or at the time of a sale, lease or other disposition of our properties as an entirety or substantially as an entirety to this person;

(8) Mortgages on our or our subsidiaries’ property or assets in favor of the United States or any State thereof or any department, agency or instrumentality or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure partial progress, advance or other payments pursuant to any contract, statute, rule or regulation;

(9) Mortgages on our or our subsidiaries’ property or assets securing Debt or other obligations issued by or owed to the United States, any State thereof or any municipality, or any department, agency or instrumentality or political subdivision of any of the foregoing, or by any other country or any political subdivision thereof for the purpose of financing all or any part of the purchase price of or, in the case of real property, the cost of construction on, relocation of, maintenance of, or improvement of, any property or assets subject to such Mortgages or within the jurisdiction of such entity, or otherwise in connection with any geographic incentivization arrangements, including tax reduction or other economic subsidization arrangements pertaining to local employment;

(10) Mortgages under worker’s compensation laws or similar legislation-and Mortgages or judgments thereunder which are not currently dischargeable, or in connection with bids, tenders, contracts, other than for the payment of money, or leases to which we or any of our subsidiaries is a party, or to secure our or our subsidiaries’ public or statutory obligations, or in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which we or our subsidiaries are a party;

(11) Mortgages created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Mortgages arising out of judgments or awards against us or our subsidiaries with respect to which we or our subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; Mortgages relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Mortgages incurred by us or any of our subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which we or our subsidiaries is a party;

(12) Mortgages for taxes or assessments or governmental charges or levies not yet delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; Mortgages comprising landlord’s liens or liens of carriers, warehouseman, mechanics and materialman incurred in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings; and any other Mortgages incidental to the conduct of our or our subsidiaries’ business or the ownership of our respective property or assets not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of our board of directors, materially impair the use or value of such property or assets;

(13) any extension, renewal or replacement, or successive extensions, renewals or replacements, as a whole or in part, of any Mortgages referred to in the foregoing paragraphs (1) to (12) inclusive; provided that the principal amount of the Debt being extended, renewed or replaced is not increased (other than any increase attributable to accrued and unpaid interest and any fees, expenses and costs, including any prepayment or repurchase premium in connection with such extension, renewal or replacement) and such extension, renewal or replacement, in the case of Debt secured by a Mortgage, shall be limited to all or a part of the same property, shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced plus improvements on such property; and

(14) Mortgages not permitted by paragraphs (1) through (13) above if at the time of and after giving effect to the creation or assumption of any such Mortgage, the aggregate amount of all of our and our subsidiaries’ Debt secured by such Mortgages not so permitted by paragraphs (1) through (13) above, together with the Attributable Debt in respect of Sale and Lease-Back Transactions in respect of Principal Property not otherwise permitted by the covenant described under “— Restrictions on Sale and Lease-Back Transactions”, does not exceed 10% of Consolidated Net Tangible Assets.

Restrictions on Sale and Lease-Back Transactions

We will not, and will not permit any of our subsidiaries to, enter into any Sale and Lease-Back Transaction in respect of Principal Property unless:

(1) we or such subsidiary would, at the time of entering into such Sale and Lease-Back Transaction, be entitled to incur Debt secured by a Mortgage on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the notes; or

(2) the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to their fair value, as determined by our board of directors, and an amount equal to the net proceeds from the sale of the Principal Property is applied, within 180 days of the Sale and Lease-Back Transaction:

•	to the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or

•	to the retirement or repayment, other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision of:

(A)	securities or Funded Debt ranking equally with or senior to the notes, any guarantees of the notes or Funded Debt of any subsidiary, or

(B)	Debt incurred by us or any subsidiary within 180 days prior to the effective date of any such Sale and Lease-Back Transaction that:

•	was used solely to finance the acquisition of the Principal Property that is the subject of such Sale and Lease-Back Transaction and

•	is secured by a mortgage on the Principal Property that is the subject of such Sale and Lease-Back Transaction; or

(3) the lease in the Sale and Lease-Back Transaction secures or relates to Debt or other obligations issued by or owed to the United States, any State thereof or any municipality, or any department, agency or instrumentality or political subdivision of any of the foregoing, or by any other country or any political subdivision thereof for the purpose of financing all or any part of the purchase price of or, in the case of real property, the cost of construction on, relocation of, maintenance of, or improvement of, any property or assets subject to such leases or within the jurisdiction of such entity, or otherwise in connection with any geographic incentivization arrangements, including tax reduction or other economic subsidization arrangements pertaining to local employment.

Certain Definitions

“Affiliate” of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Attributable Debt” means, as to any particular lease under which any person is at the time liable, at the date of determination, the total net amount of rent required to be paid by such person under the lease during the remaining term (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the date of determination at the rate of interest per annum implicit in the terms of the lease, as determined in good faith by us, compounded annually. The net amount of rent required to be paid under the lease for any such period will be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents. In the case of any lease terminable by the lessee upon the payment of a penalty, the Company may elect for purposes of the determination of Attributable Debt either (1) that the net amount shall also include the amount of such penalty, but no rent will be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated or (2) that such penalty be disregarded but that rent be considered as required to the scheduled termination of such lease.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including any preferred interest.

“Consolidated Net Tangible Assets” means, on the date of determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

(1) all current liabilities (other than scheduled maturities of Debt previously recorded as long-term debt), and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on our and our consolidated subsidiaries’ most recent quarterly balance sheet and computed in accordance with generally accepted accounting principles.

“Debt” means loans, notes, bonds, indentures or other similar evidences of indebtedness for money borrowed.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date, including any Debt renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Principal Property” means any manufacturing plant or manufacturing facility:

(1) owned by us or any of our subsidiaries,

(2) located in the continental United States, and

(3) the gross book value of which, on the date of determination, exceeds 2% of Consolidated Net Tangible Assets,

except any plant or facility which, in the opinion of our board of directors as evidenced by a board resolution, is not of material importance to our and our subsidiaries’ business taken as a whole.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by the Company or any subsidiary of any Principal Property, whether owned at the date of the issuance of the notes or thereafter acquired (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and any subsidiary, between any subsidiary and the Company, or between subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such subsidiary to such person with the intent of taking back a lease of such Principal Property.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person and may not permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless:

•	the successor or purchaser (if other than us) is a corporation, partnership or trust organized under the laws of the United States or any state thereof or the District of Columbia;

•

the successor or purchaser (if other than us) expressly assumes our obligations on the notes under a supplemental indenture and the performance or observance of every covenant of the 2020/2023 Indenture to be performed by us;

•

immediately after giving effect to the transaction and treating any Debt which becomes our or any of our subsidiaries’ obligation as a result of such transaction as having been incurred by us or our subsidiaries at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

•

if as a result of such transaction our assets would become subject to a mortgage not permitted by the 2020/2023 Indenture without securing the notes, we or such successor person, as the case may be, take such steps as shall be necessary to secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and

•	we have delivered to the 2020/2023 Trustee an officer’s certificate and an opinion of counsel stating compliance with these provisions.

Events of Default

Each of the following is an “Event of Default” under the 2020/2023 Indenture in respect of each series of notes:

(1) default in the payment in respect of the principal of any note when due and payable (whether at stated maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) default in the performance, or breach, of any covenant or agreement in the 2020/2023 Indenture by the Company or any Guarantor (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the 2020/2023 Trustee or to the Company and the 2020/2023 Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

(4) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the notes) by the Company or any Significant Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $75 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $75 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(5) the entry against the Company or any Significant Subsidiary of a final non-appealable judgment or final non-appealable judgments for the payment of money in an aggregate amount in excess of $75 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(6) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary (or any group of subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(7) except as permitted by the 2020/2023 Indenture, any guarantee of the notes of any Significant Subsidiary (or any group of subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) occurs and is continuing, then and in every such case the 2020/2023 Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes issued pursuant to the 2020/2023 Indenture (including any additional notes issued pursuant to the 2020/2023 Indenture) may declare the principal of all of the outstanding notes and any accrued interest on the notes to be due and payable immediately by a notice in writing to the Company (and to the 2020/2023 Trustee if given by holders of the notes); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes issued pursuant to the 2020/2023 Indenture may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the notes, have been cured or waived as provided in the 2020/2023 Indenture.

In the event of a declaration of acceleration of the notes solely because an Event of Default described in clause (4) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the 2020/2023 Trustee for the payment of amounts due on the notes.

If an Event of Default specified in clause (6) above occurs with respect to the Company, the principal of and any accrued interest on the notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the 2020/2023 Trustee or any holder. For further information as to waiver of defaults, see “— Amendment, Supplement and Waiver.” The 2020/2023 Trustee may withhold from holders of the notes notice of any default (except default in payment of principal of, premium, if any, and interest) if the 2020/2023 Trustee determines that withholding notice is in the interests of the holders.

No holder of any note will have any right to institute any proceeding with respect to the 2020/2023 Indenture or for any remedy thereunder, unless such holder shall have previously given to the 2020/2023 Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request to the 2020/2023 Trustee, and provided indemnity satisfactory to the 2020/2023 Trustee, to institute such proceeding as 2020/2023 Trustee, and the 2020/2023 Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a holder of a note directly (as opposed to through the 2020/2023 Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such note on or after the respective due dates expressed in such note.

The Company will be required to furnish to the 2020/2023 Trustee annually a statement as to the performance of certain obligations under the 2020/2023 Indenture and as to any default in such performance. The Company also is required to notify the 2020/2023 Trustee if it becomes aware of the occurrence of any default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any holders of either series of notes, the Company, the Guarantors and the 2020/2023 Trustee, at any time and from time to time, may enter into one or more supplemental indentures to the 2020/2023 Indenture and any of the notes for any of the following purposes:

(1) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the 2020/2023 Indenture and any guarantee and in the notes;

(2) to add to the covenants of the Company for the benefit of the holders, or to surrender any right or power herein conferred upon the Company;

(3) to add additional Events of Default;

(4) to provide for uncertificated notes of either series in addition to or in place of the certificated notes of such series;

(5) to evidence and provide for the acceptance of appointment under the 2020/2023 Indenture by a successor trustee;

(6) to provide for or confirm the issuance of additional notes in accordance with the terms of the 2020/2023 Indenture;

(7) to add a Guarantor or to release a Guarantor in accordance with the 2020/2023 Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the 2020/2023 Indenture, provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the holders of either series of notes in any material respect, as determined in good faith by the board of directors of the Company;

(10) to conform the text of the 2020/2023 Indenture or the notes to any provision of this “Description of Notes — 2020 Notes and 2023 Notes” to the extent that the 2020/2023 Trustee has received an officers’ certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of Notes — 2020 Notes and 2023 Notes”; or

(11) to effect or maintain the qualification of the 2020/2023 Indenture under the Trust Indenture Act.

With the consent of the holders of not less than a majority in aggregate principal amount of the notes issued pursuant to the 2020/2023 Indenture (including any additional notes issued pursuant to the 2020/2023 Indenture) and then-outstanding, voting as a single class, the Company and the 2020/2023 Trustee may enter into an indenture or supplemental indentures to the 2020/2023 Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the 2020/2023 Indenture or the notes or of modifying in any manner the rights of the holders of the notes under the 2020/2023 Indenture, including the definitions therein; provided that (i) if any such supplemental indenture would by its terms disproportionately and adversely affect either series of notes under the 2020/2023 Indenture, such supplemental indenture shall also require the consent of the holders of at least a majority in principal amount of the then-outstanding notes of such series and (ii) if any such supplemental indenture would only affect the notes of one series of notes, then only the consent of the holders of at least a majority in principal amount of the then-outstanding notes of such affected series (and not the consent of at least a majority in principal amount of all notes issued under the 2020/2023 Indenture and then-outstanding) shall be required; and provided, further, that no such supplemental indenture shall, without the consent of the holder of each outstanding note affected thereby:

(1) change the stated maturity of any note or of any installment of interest on any note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(2) reduce the percentage in aggregate principal amount of the outstanding notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the 2020/2023 Indenture or certain defaults thereunder and their consequences) provided for in the 2020/2023 Indenture;

(3) modify or change any provision of the 2020/2023 Indenture affecting the ranking of any notes or any guarantee of any notes in a manner adverse to the holders of such notes; or

(4) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the 2020/2023 Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

In addition, without the consent of the holders of 66 2/3% in aggregate principal amount of the notes of a series, no such supplemental indenture shall, release any Guarantor from its guarantee of the notes of such series that is required to be maintained under the 2020/2023 Indenture (other than in accordance with the terms of the 2020/2023 Indenture).

The holders of not less than a majority in aggregate principal amount of the notes issued pursuant to the 2020/2023 Indenture (including any additional notes issued pursuant to the 2020/2023 Indenture) and then-outstanding, voting as a single class, may on behalf of the holders of all the notes issued pursuant to the 2020/2023 Indenture waive any past default under the 2020/2023 Indenture and its consequences; provided that (i) if any such waiver would by its terms disproportionately and adversely affect either series of notes under the 2020/2023 Indenture, such waiver shall also require the consent of the holders of at least a majority in principal amount of the then-outstanding notes of such series and (ii) if any such waiver would only affect the notes of one series, then only the consent of the holders of at least a majority in principal amount of the then-outstanding notes of such affected series (and not the consent of at least a majority in principal amount of all notes issued under the 2020/2023 Indenture and then-outstanding) shall be required; and provided, further, that no waiver shall be effective without the consent of the holder of each outstanding note affected thereby in the case of a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any notes (including any note which is required to have been purchased pursuant to an offer to purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the 2020/2023 Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Satisfaction and Discharge of the 2020/2023 Indenture; Defeasance

The Company may terminate the obligations of it and any Guarantor under the 2020/2023 Indenture with respect to a series of notes when:

(1) either: (A) notes of such series theretofore authenticated and delivered have been delivered to the 2020/2023 Trustee for cancellation, or (B) all notes of such series not theretofore delivered to the 2020/2023 Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption (a “Discharge”) under irrevocable arrangements satisfactory to the 2020/2023 Trustee for the giving of notice of redemption by the 2020/2023 Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the 2020/2023 Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes of such series, not theretofore delivered to the 2020/2023 Trustee for cancellation, for principal of, premium, if any, and interest to the stated maturity or date of redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the 2020/2023 Indenture with respect to such series of notes by the Company;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company has delivered irrevocable instructions to the 2020/2023 Trustee under the 2020/2023 Indenture to apply the deposited money toward the payment of the notes of such series at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the 2020/2023 Trustee an officers’ certificate and an opinion of counsel reasonably acceptable to the 2020/2023 Trustee, each stating that all conditions precedent under the 2020/2023 Indenture relating to the Discharge have been complied with.

The Company may elect, at its option, to have its and the Guarantors’ obligations discharged with respect to the outstanding notes of a series (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such series, except for:

(1) the rights of holders of such notes to receive payments in respect of the principal of and any premium and interest on such notes when payments are due;

(2) the Company’s obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the 2020/2023 Trustee; and

(4) the defeasance provisions of the 2020/2023 Indenture.

In addition, the Company may elect, at its option, to have its and the Guarantors’ obligations released with respect to certain covenants, including, without limitation, its obligation to make a Change of Control Offer in connection with any Change of Control Triggering Event, in the 2020/2023 Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes. If the Company exercises its defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations under its guarantee of the notes.

In order to exercise either defeasance or covenant defeasance with respect to outstanding notes of a series:

(1) the Company must irrevocably have deposited or caused to be deposited with the 2020/2023 Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes of such series: (A) money in an amount, or (B) non-callable U.S. government obligations, or (C) a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness in respect of the principal of and premium, if any, and interest on such notes on the stated maturity thereof or the redemption date thereof, as the case may be, in accordance with the terms of the 2020/2023 Indenture and such notes;

(2) in the case of defeasance, the Company shall have delivered to the 2020/2023 Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling or (B) since the date of the 2020/2023 Indenture, there has been a change in the applicable U.S. federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the holders of such notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the 2020/2023 Trustee an opinion of counsel to the effect that the holders of such outstanding notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Event of Default with respect to the outstanding notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Mortgage to secure such borrowing);

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the 2020/2023 Indenture) to which the Company is a party or by which the Company is bound; and

(6) the Company shall have delivered to the 2020/2023 Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a defeasance need not to be delivered if all notes not therefore delivered to the 2020/2023 Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at stated maturity within one year under arrangements satisfactory to the 2020/2023 Trustee for the giving of notice of redemption by the 2020/2023 Trustee in the name, and at the expense, of the Company.

The Trustee

The Bank of New York Mellon Trust Company, N.A., will act as the trustee under the 2020/2023 Indenture and will be the initial paying agent and registrar for the notes. The 2020/2023 Trustee or its affiliate from time to time may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the 2020/2023 Trustee will perform only such duties as are specifically set forth in the 2020/2023 Indenture. During the continuance of an Event of Default that has not been cured or waived, the 2020/2023 Trustee will exercise such of the rights and powers vested in it by the 2020/2023 Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The 2020/2023 Indenture and the Trust Indenture Act contain certain limitations on the rights of the 2020/2023 Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The 2020/2023 Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the 2020/2023 Trustee or exercising any trust or power conferred on the 2020/2023 Trustee with respect to such series, subject to certain exceptions. The 2020/2023 Indenture provides that in case an Event of Default has occurred and is continuing, the 2020/2023 Trustee shall exercise such of the rights and powers vested in it by the 2020/2023 Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the 2020/2023 Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the 2020/2023 Indenture at the request or direction of any of the holders pursuant to the 2020/2023 Indenture, unless such holders shall have provided to the 2020/2023 Trustee security or indemnity satisfactory to the 2020/2023 Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the notes or under the 2020/2023 Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the 2020/2023 Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the 2020/2023 Trustee, each in its individual capacity, or (iii) any holder of equity in the 2020/2023 Trustee.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the notes, any guarantee of the notes or the 2020/2023 Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Governing Law

The 2020/2023 Indenture and the notes and the guarantees of the notes are governed by, and will be construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

On September 27, 2012 we entered into an unsecured Amended and Restated Credit Agreement (the “Credit Facility”) with an original maximum principal amount of approximately $2.7 billion before scheduled payments. The Credit Facility includes a $1.475 billion, 5-year revolving credit facility (the “Revolving Credit Facility”) and a $1.223 billion, 5-year term loan facility. All obligations under the Credit Facility are fully and unconditionally guaranteed by our existing and future wholly-owned U.S. subsidiaries, except for certain present and future unrestricted subsidiaries and certain other limited exceptions. In addition, the obligations of Rock-Tenn Company of Canada are guaranteed by Rock-Tenn Company and all such wholly-owned U.S. subsidiaries, as well as by wholly-owned Canadian subsidiaries of RockTenn, other than certain present and future unrestricted subsidiaries and certain other limited exceptions.

Up to $250.0 million under the Revolving Credit Facility may be used for the issuance of letters of credit. In addition, up to $350.0 million of the Revolving Credit Facility may be used to fund borrowings in Canadian dollars. At December 31, 2012 the amount committed under the credit facilities for loans to a Canadian subsidiary was $300.0 million. At December 31, 2012, available borrowings under the revolving credit portion of the Credit Facility, reduced by outstanding letters of credit not drawn upon of approximately $64.1 million issued under the Credit Facility and including the application of our maximum leverage ratio, were approximately $1,178.4 million.

At our option, borrowings under the Credit Facility bear interest at either a base rate or at the London Interbank Offered Rate (“LIBOR”), plus, in each case, an applicable margin that varies based upon a Leverage Ratio (as defined in the Credit Facility). In addition, advances in Canadian dollars may be made by way of purchases of bankers’ acceptances. We are required to pay fees in respect of outstanding letters of credit at a rate equal to the then applicable margin for LIBOR-based borrowings. The following table summarizes the applicable margins and percentages related to the Revolving Credit Facility and term loan of the Credit Facility:

	Range	December 31, 2012
Applicable margin/percentage for determining:
LIBOR-based loans and banker’s acceptance advances interest rate(1)	1.375%-2.000%	1.75%
Base rate-based borrowings(1)	0.375%-1.000%	0.75%
Facility commitment(2)	0.200%-0.325%	0.25%

(1)	The rates vary based on our Leverage Ratio.
(2)	Applied to the aggregate borrowing availability based on the Leverage Ratio.

The variable interest rate, including the applicable margin, on our term loan facility was 1.97% at December 31, 2012. Interest rates on our Revolving Credit Facility for borrowings both in the U.S. and Canada ranged from 2.98% to 4.00% at December 31, 2012.

The Credit Facility contains certain prepayment requirements and customary affirmative and negative covenants. The negative covenants include covenants that, subject to certain exceptions, contain: limitations on liens and further negative pledges; limitations on sale-leaseback transactions; limitations on debt and prepayments, redemptions or repurchases of certain debt and equity; limitations on certain restricted payments; limitations on mergers and asset sales; limitations on loans and certain other investments; limitations on restrictions affecting subsidiaries; limitations on transactions with affiliates; limitations on changes to accounting policies or fiscal periods; limitations on speculative hedge transactions; limitations on changes to the nature of Rock-Tenn Company’s Business; and restrictions on modification or waiver of material documents in a manner materially adverse to the lenders. In addition, the Credit Facility includes financial covenants requiring that we maintain a maximum total leverage ratio and minimum interest coverage ratio. On December 31, 2012 we were in compliance with all of our covenants.

Receivables Facility

On December 21, 2012, we increased the borrowing capacity under our Receivables Facility to a total amount of up to $700.0 million. The Receivables Facility has been amended also to reduce certain restrictions on what constitutes eligible receivables under the facility, to tighten the delinquency, default and dilution ratios for purposes of triggering an amortization event and to lower borrowing costs under the facility. In addition, the maturity date of the Receivables Facility has been extended until December 18, 2015. At December 31, 2012 we had $509.0 million outstanding under our Receivables Facility. Borrowing availability under this facility is based on the eligible underlying accounts receivable and certain covenants. We test and report our compliance with these covenants monthly. As at December 31, 2012, we are in compliance with all of our covenants. At December 31, 2012, maximum available borrowings, excluding amounts outstanding, under this facility were approximately $655.0 million. The carrying amount of accounts receivable collateralizing the maximum available borrowings at December 31, 2012 was approximately $842.2 million. We have continuing involvement with the underlying receivables as we provide credit and collections services pursuant to the securitization agreement.

Original Notes

On February 22, 2012, we issued $350,000,000 aggregate principal amount of our outstanding 4.450% Senior Notes due 2019 and $400,000,000 aggregate principal amount of our outstanding 4.900% Senior Notes due 2022. On September 11, 2012, we issued $350,000,000 aggregate principal amount of our outstanding 3.500% Senior Notes due 2020 and $350,000,000 aggregate principal amount of our outstanding 4.000% Senior Notes due 2023.

The terms of the Exchange Notes are substantially identical to the terms of the corresponding series of the Original Notes, except that the Exchange Notes are registered under the Securities Act, and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Original Notes do not apply to the Exchange Notes.

Other Notes

In March 2003, we issued $100.0 million in aggregate principal amount of our 5.625% notes due March 2013 (the “March 2013 Notes”). These notes are not redeemable prior to maturity and are unsecured, unsubordinated obligations. As of December 31, 2012, $80.5 million principal amount of the March 2013 Notes was outstanding.

BOOK-ENTRY, DELIVERY AND FORM

The Global Notes

Initially, the Exchange Notes will be represented by one or more registered notes in global form, without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited on the issue date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain with the trustee as custodian for DTC.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below.

All interests in the Global Notes, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

We expect that pursuant to procedures established by DTC (1) upon deposit of each Global Note, DTC will credit the accounts of Participants with an interest in the Global Note and (2) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the indentures. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the respective trustees thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the indentures or such Global Notes. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the applicable trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Notes representing such Notes under the indentures. Under the terms of the indentures, we and the trustees may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the applicable trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in the Global Notes by or through a Euroclear or Clearstream, Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the applicable trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If:

•

we notify the applicable trustee in writing that DTC is no longer willing or able to act as a depositary for the Global Notes or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the registrar has received a request from DTC or a beneficial owner in a Global Note to issue Certificated Notes,

then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the applicable trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the applicable trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of the exchange offers to holders of Original Notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired Original Notes at original issue for cash and holds such Original Notes as a capital asset within the meaning of Section 1221 of the Code.

An exchange of Original Notes for Exchange Notes pursuant to the exchange offers will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. Federal income tax consequences to holders who exchange their Original Notes for Exchange Notes in connection with the exchange offers and any such holder will have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Original Notes immediately before the exchange.

The foregoing discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of Original Notes considering the exchange offers should consult its own tax advisor regarding the tax consequences of the exchange offers to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending at the close of business on the date that is 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE SECURITIES

Certain legal matters with respect to the validity of the Exchange Notes and guarantees offered hereby relating to: (i) New York law and Delaware law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, (ii) Georgia law will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia, (iii) Nevada law will be passed upon for us by Lionel Sawyer & Collins, Las Vegas, Nevada and (iv) California law will be passed upon for us by Sherry Meyerhoff Hanson & Crance LLP, Newport Beach, California.

EXPERTS

The consolidated financial statements of Rock-Tenn Company as of September 30, 2012 and 2011, and for the three years ended September 30, 2012 included in Rock-Tenn Company’s Current Report (Form 8-K) filed February 8, 2013, and the effectiveness of Rock-Tenn Company’s internal control over financial reporting as of September 30, 2012 included in its Annual Report (Form 10-K) for the year ended September 30, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which are incorporated herein by reference. Such consolidated financial statements and Rock-Tenn Company management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Rock-Tenn Company

Offer to Exchange up to $350,000,000 4.450% Senior Notes due 2019 for a Like Principal Amount of 4.450% Senior Notes due 2019 which have been registered under the Securities Act of 1933;

Offer to Exchange up to $350,000,000 3.500% Senior Notes due 2020 for a Like Principal Amount of 3.500% Senior Notes due 2020 which have been registered under the Securities Act of 1933;

Offer to Exchange up to $400,000,000 4.900% Senior Notes due 2022 for a Like Principal Amount of 4.900% Senior Notes due 2022 which have been registered under the Securities Act of 1933; and

Offer to Exchange up to $350,000,000 4.000% Senior Notes due 2023 for a Like Principal Amount of 4.000% Senior Notes due 2023 which have been registered under the Securities Act of 1933.

PROSPECTUS

February 21, 2013